DISCLAIMER

The appraisal report appearing below is addressed to NationsBank of Texas, N.A. ("NationsBank"). NationsBank does not represent that the presumptions or conclusions in the appraisals are relevant or accurate and does not endorse the conclusions set forth in the appraisal. Any value, presumption, or conclusion regarding the property or properties appraised in the report must be verified independently of NationsBank. This appraisal has not been approved by NationsBank and is being transmitted without representation and warranty of NationsBank.

--------------------------------------------------------------------------------

                                APPRAISAL REPORT

                              Pine Grove Apartments
                              230 Grove Acre Avenue
                         Pacific Grove, California 93950

                Effective Date of Appraisal: September 30, 1996

                                 APPRAISED FOR:
                           NationsBank of Texas, N.A.
                           Real Estate Risk Assessment
                           901 Main Street, 51st Floor
                            Dallas, Texas 75202-3714

                                  APPRAISED BY:

                            ROBERT SAIA & ASSOCIATES
                               313 Avalon Avenue
                          Santa Cruz, California 95060

--------------------------------------------------------------------------------

                          ROBERT SAIA, MAI & ASSOCIATES
                        Property Appraisers & Consultants
--------------------------------------------------------------------------------

September 30, 1996

Mr. Gary D. Long
Real Estate Risk Assessment
NationsBank of Texas, N.A.
901 Main Street, 51st Floor
Dallas, Texas 75202-3714

Dear Mr. Long:

As requested, Robert Saia & Associates has completed a market value "as is appraisal of the 100-unit apartment complex known as "Pine Grove Apartments" located at 230 Grove Acre Avenue, in Pacific Grove, California. The Pine Grove Apartments were constructed in 1963 in a rectangular configuration around a courtyard and swimming pool on a site area of 2.37 acres. The net rentable building area is 69,232 square feet.

The property rights appraised are those of the leased fee interest. Many of the units are on short-term leases (less than one year), thus there is no leasehold or leased fee bonus values to consider. In other words, the fee simple and leased fee values are the same.

The function of this appraisal is to aid in proper underwriting, loan classification and/or disposition of the subject property in conjunction with a pending portfolio purchase that includes the subject property. The effective date of the appraisal is September 28, 1996, the first inspection date of the property.

This report was prepared as a Complete Appraisal, Summary Report following generally accepted and established appraisal practices that comply with the Uniform Standards of Professional Appraisal Practice (USPAP) and also in accordance with the NationsBank Appraisal/Evaluation Guidelines for Appraisers. As instructed, the cost approach has been omitted. Although the cost approach has very little relevancy in the appraisal of apartment complexes in this area, its omission may be considered by some to invoke the Departure Provision.

The Limiting Conditions and Assumptions contained at the conclusion of this report are a vital part of the appraisal. There are no extraordinary assumptions that affects the appraisal.

The market value estimate is based on an exposure time of four months. Based on our analysis and investigation, as discussed in the attached summary appraisal report, the


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Pine Grove Apartments, Pacific Grove, CA

Page 2
Mr. Gary Long


Market Value "As Is" of the Pine Grove Apartments, as of September 30, 1996, is as follows:

    ------------------------------------------------------------------------
                  FIVE MILLION EIGHT HUNDRED THOUSAND DOLLARS
                                  ($5,800,000)
    ------------------------------------------------------------------------

The above is the value of the real estate only. Personal property value is nominal, and plays no significant role in the operation of the apartments. If you should have any questions, please contact our office.


Respectfully Submitted,


/s/ Robert Saia

Robert Saia, MAI
OREA Cert. #AG003191 (exp. 12/7/96)

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Pine Grove Apartments, Pacific Grove, CA


                                TABLE OF CONTENTS

Summary of Salient Facts ....................................................  2
Purpose of the Appraisal ....................................................  3
Function of the Report ......................................................  4
Valuation Date ..............................................................  4
Property Right Appraised ....................................................  5
Location and Property Identification ........................................  5
Property History & Ownership ................................................  5
Project Overview ............................................................  5
The Extent of the Appraisal Process .........................................  6
Competency Statement ........................................................  7
Regional Description ........................................................  8
City of Pacific Grove ....................................................... 19
Neighborhood Description .................................................... 21
Site Analysis ............................................................... 22
Current Taxes & Assessments ................................................. 23
Improvement Description ..................................................... 25
Highest and Best Use Analysis ............................................... 26
The Appraisal Process ....................................................... 29
Income Capitalization Approach .............................................. 30
Sales Comparison Approach ................................................... 44
Reconciliation of the Value Estimates ....................................... 53
Marketing Period Estimate ................................................... 54
Exposure Period Estimate .................................................... 54
Allocation of F,F&E ......................................................... 55
Assumptions and Limiting Conditions ......................................... 57
Certification of Appraisal .................................................. 60

ADDENDA
Photographs of the Subject Property
Maps
Floor Plans
Apartment Building Sales Sheets
Rent Roll and Operating Statements
Qualifications

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Pine Grove Apartments, Pacific Grove, CA


                            SUMMARY OF SALIENT FACTS
--------------------------------------------------------------------------------
CLIENT:                                NationsBank

PROJECT NAME:                          Pine Grove Apartments

NO. OF UNITS:                          100 net rentable

ADDRESS:                               230 Grove Acre Avenue, Pacific Grove, CA

LOCATION:                              Monterey Peninsula

A.P.N.:                                006-371-023

THOMAS BROS. MAP:                      T.B. 241 A1 (Monterey County)

CENSUS TRACT NO.:                      124.02

ZONING:                                R-3-M (apartments)

RENT CONTROL:                          None

HIGHEST & BEST USE:
    -As improved...                    existing apartments
    -As vacant...                      apartments, motel, hotel, adult community

PROPERTY RIGHTS APPRAISED:             Leased Fee Interest

SALE HISTORY OVER PAST 5 YEARS:        None

CURRENT OWNERSHIP:                     Paul M. Thysen and Betty O. Thysen Trust

UTILITIES:                             Municipal services (water, electricity
                                       and sewer) are available and
                                       connected.

SITE SIZE:                             2.37 acres

SITE DENSITY:                          42.2 units per acre

FLOOD ZONE:                            NSFHA-Pacific Grove does not
                                       participate in FEMA The subject is not
                                       in a special flood hazard area.

TOTAL # UNITS                          100

YEAR BUILT:                            1963

NET RENTABLE BUILDING AREA (sf):       69,232

COMMON AREA AMENITIES:                 1 swimming pool, 1 Jacuzzi, 2 exercise
                                       rooms, 1 rec room, 3 laundry rooms, 2
                                       saunas (women - 2nd flr, men - 3rd
                                       flr)

OCCUPANCY CHARACTERISTICS:
No. of Vacant Units:                   0
No. of Pending Evictions:              0


ACTUAL NUMBER OCCUPIED UNITS:
   on 9/28/96 and OCCUPANCY RATE:      100 (100%)


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PROJECTED AVERAGE OCCUPANCY
   for the YEAR ENDING 1996:           98% + %

GROSS ACTUAL REVENUE
   as reported for 1995:               $814,439 (includes "other" income)

ACTUAL MONTHLY RENTAL INCOME
   as reported as of 9/28-96:          $72,571

STABILIZED NET INCOME EST.
as of APPRAISAL DATE:                  $507,208

EST. EXPOSURE and MARKETING TIME:      2-6 months marketing / 4 month exposure

CONDITIONS TO APPRAISAL:               No unusual conditions. Reference is
                                       made to Assumptions & Limiting
                                       Conditions in Addenda

================================================================================

MARKET VALUE "as is":  $5,800,000   September 30, 1996 (4 month exposure period)

================================================================================


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PURPOSE OF THE APPRAISAL
================================================================================
The purpose of this appraisal is to estimate the market value "as is" of the fee interest for the real estate only.

"Market Value," as used in this appraisal, is defined as "the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

            o     Buyer and seller are typically motivated;

            o Both parties are well informed or well advised, each acting in what he considers his own best interests;

            o     A reasonable time is allowed for exposure in the open market;

            o Payment is made in terms of cash in U.S. dollars, or in terms of financial arrangement comparable thereto; and,

            o The price represents the normal consideration for the property sold unaffected by special or creative financing or sale concessions granted by anyone associated with the sale."

            (*Source: Office of the Comptroller under 12 CFR, Part 34, Subpart Appraisals, 34.42 Definitions [f])

"Market value 'as is' "means an estimate of the market value of a property in the condition observed upon inspection and as it physically and legally exists without hypothetical conditions, assumptions, or qualifications as of the date of inspection."

FUNCTION OF THE APPRAISAL
================================================================================
The function of this appraisal is for the exclusive use of NationsBank, its subsidiaries, and/or affiliates, for loan underwriting purposes in conjunction with a portfolio purchase that includes this property. It may be used in connection with the acquisition, disposition and financing of the sale of the property.

VALUATION DATE
================================================================================
The date of valuation is September 30, 1996. This is the date of the last property inspection.


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PROPERTY RIGHTS APPRAISED and DEFINED
================================================================================
The fee simple estate of the property has been valued. This ownership interest is defined as:

"Absolute Ownership Unencumbered by any other interest or estate; subject only to the limitations of eminent domain, escheat, police power, and taxation".

Leases of seven to twelve months are considered short in duration and do not create any favorable leaseholds by the tenants. Technically speaking, the leased fee interest is being valued, although a percentage of the rental units are on a month-to-month basis. Because of the nature of a short term lease, as well as a strong correlation between contract and market rent, the value estimated for the subject property is essentially reflective of the fee simple interest.

IDENTIFICATION and LOCATION OF SUBJECT PROPERTY
================================================================================
The subject property in this appraisal consists of the Pine Grove Apartments located in the western section of the city limits of Pacific Grove. The Pine Grove Apartments are located within one block south of Jewel Street and Lighthouse Avenue on the west side of Grove Acre Avenue. The mailing address is 230 Grove Acre Avenue, Pacific Grove, California, 93950. The Monterey County Assessor Parcel Number is 006-371-023. A legal description is included in the preliminary title report which is made a part of this appraisal.

PROPERTY HISTORY and OWNERSHIP
================================================================================
Title to the property is vested in:     Paul M. Thysen and Betty O. Thysen Trust

The property has not transferred over the required reporting period. It is currently in escrow as part of a multi property portfolio sale.

THE PINE GROVE APARTMENTS-OVERVIEW
================================================================================
The Pine Grove Apartments is a 100-unit apartment complex built in 1963 by Len-Ray General Contractor for Lester B. Nelson, the original property owner. It is located on one legal parcel containing 2.37 acres and configured in a 3-story rectangular-like building around a courtyard with a swimming pool that measures 28 feet by 44 feet. There is an on-site manager's office fronting to Grove Acre Avenue and a visitor's lobby area. There are laundry rooms on all levels. There are balconies included with all second and third floor units. Pine Grove Apartments offers only two different floorplans one and two bedroom units with one bathroom. The 1BR/1BA floorplan contains 640 square feet (76 units total) and the 2BR/1BA unit contains 858 square feet (24 units total). The average unit size is 692 square feet. The wood frame masonry exterior building (a Type V combustible type Class D Building) has undergone recent upgrading including window replacements, exterior painting, re-roofing with 3-ply Fiberglas tar & gravel since 1992 (permit #92-0018), asphalt repair, sealing and striping. Some of the units afford limited Monterey Bay-ocean views through the westerly


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Pine Grove Apartments, Pacific Grove, CA


pines/wooded areas west of the complex.

Amenities offered by the Pine Grove Apartments include lawn-greenbelt areas, one swimming pool, (3) laundry rooms, men's and women's saunas, Jacuzzi, two exercise rooms and recreation room. Utilities provided by the landlord include water, trash removal, sewer, and basic cable television for all of the units.

In conclusion, the overall exterior appearance of Pine Grove Apartments is above average to good and reflective of other competing high density residential developments within the community of Pacific Grove.

The reader is directed to the Improvement Description of this report for further comments regarding the individual units and their respective interior improvements.

THE EXTENT of THE APPRAISAL PROCESS
================================================================================
The extent of the appraisal process encompasses the necessary research and analysis to prepare a report in accordance with the intended use, the Uniform Standards of Professional Appraisal Practice as set forth by the Appraisal Foundation, and the Standards of Professional Practice of the Appraisal Institute.

With regard to the valuation of the subject property, the following steps were involved:

      1. The property was last inspected and photographed on September 28, 1996. This date is considered the "effective date" of this appraisal.

      2. The overall exterior site and buildings of the Pine Grove Apartments was personally inspected by the appraiser. The on-site office manager provided interior access to each of the various unit types within the developments. The appraiser was able to physically measure a representative unit of a studio, one bedroom and two bedroom floorplan. The subject is valued assuming that the net rentable areas of the typical unit sizes are representative of the complex as indicated by Lincoln Residential Services.

      3. Regional, county, city, and neighborhood data were based on information taken from a number of sources, including, but not limited to, Pacific Grove Planning Department, Monterey County Tax Assessor's Office, the Pacific Grove Public Works Department, Pacific Grove Building Department, the Association of Monterey Bay Area Governments, Chamber of Commerce, independent private studies, newspaper articles, and our own files.

      4. Research and investigation of current market conditions for apartment properties in the City of Pacific Grove.


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      5.    Interviews with brokers, appraisers, property owners and/or managers and lenders, as well as the relevant public agencies as described above.

      6. The highest and best use was formed by information gathered in the previous steps.

      7. After assembling and analyzing information defined in this extent of the appraisal process, final estimates of market value by each applicable valuation method were made.

      8. And, finally, a single value estimate from within the concluded value by each approach was made. Greatest weight was given to those approaches felt to have the most influence on the purchasing decision.

Unless otherwise stated in the report, the existence of hazardous materials, which may or may not be present on the property, was not observed by the appraiser. The appraiser has no knowledge of the existence of such materials on or in the property. The appraiser is not qualified, however, to detect such substances. The presence of toxic or caustic substances or other potentially hazardous materials may affect the value of the property. The value estimate is predicated on the assumption that there are not such materials on or in the property that would cause a loss in value. Any such findings which would indicate otherwise could result in a decrease in value.

COMPETENCY STATEMENT
================================================================================
In accordance with the competency provision in the USPAP, the appraiser certifies that his education, experience and knowledge is sufficient to appraise the type of property being valued (apartment complex) and that no appraiser has provided significant professional assistance to the person inspecting the subject property in the completion of the analysis other than those mentioned in the Certification of Appraisal (see Addenda).

Robert Saia, MAI has appraised this property type in the past and has the knowledge and experience necessary to complete this appraisal assignment. See Appraiser's Qualifications in the Addenda for additional information.

The appraiser's analyses, opinions and conclusions were developed and this report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP) Standards 1 - 3, and NationsBank appraisal policy. This appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

The appraiser's compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimated, the attainment of a stipulated result or the occurrence of a subsequent event.


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REGIONAL ANALYSIS
================================================================================
Market value is affected by a number of externalities; e.g., geographic, economic and environmental, governmental forces, utility, supply & demand and effective purchasing power. Real estate is affected by externalities more than any other economic good, service, or commodity. It is imperative that an appraiser observe and analyze external influences in order to identify patterns and trends, and how they relate to the subject property. Trends such as population shifts, declining apartment occupancy rates, or increased housing sales in an area are relevant in order to understand the real estate marketplace. Thus the Regional Description & Analysis is important in this appraisal because it establishes the basis for determining the highest & best use of a property as well as information used in applying the three approaches to value. The scope of this regional analysis relates to the type of property being appraised, its complexity and the approaches used to estimate value.

Monterey County is located in a portion of California that is often referred to as the "Central Coast," which encompasses the area known as the "Monterey Peninsula." The county is oriented northwest to southwest, and runs parallel to the Pacific Ocean. The county has a relatively long and narrow shape, with an average of only 30 miles; elevations range from sea level to 5,844 feet atop Junipero Sierra Peak, located 12 miles inland in the Santa Lucia Range.

Monterey County is bounded by the Pacific Ocean on the west, Santa Cruz County to the north, San Luis Obispo county to the south, and San Benito, Kings and Fresno counties to the east. The area is located approximately 125 miles south of San Francisco and 350 miles north of Los Angeles. Approximately 105 miles of California's 840 miles of coastline lie along the westerly boundary of Monterey County.

On the whole, Monterey County has a rural orientation, with substantial tracts of land devoted to agriculture and open space uses. The county encompasses 3,784 square miles, or approximately 2,127,400 acres of land area. An interesting statistic is that nearly 27 percent of this total county area is government-owned. Twenty-five percent is owned by the federal government with major holdings such as Fort Hunter Liggett, Fort Ord, Los Padres National Forest and Camp Roberts. The remaining two percent is controlled by the state and county.

Geographical location and features exhibit strong influences on the county's climate. The Pacific Ocean is responsible for the county's Mediterranean climate, characterized by year round moderate temperatures, cool, dry summers, and short, rainy seasons. Pacific winter storms are blocked by the Santa Lucia Range, allowing considerably less rain to fall on the Salinas Valley. Temperature and rainfall have important implications for the county's two major economic staples, agriculture and tourism. Mild temperatures allow for exceptionally long growing seasons for farming. Rainfall patterns, while following predictably dry weather, require reservoir and ground water storage to meet year round irrigation needs.


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Population

Approximately one half of the county's population lives within the seven incorporated cities and adjoining unincorporated areas of the Monterey Peninsula. The eight principal cities are Monterey, Marina, Seaside, Sand City, Del Rey Oaks, Pacific Grove, Carmel-by-the Sea and Salinas. The incorporated areas consist of 31.5 square miles, or about one percent of the county's total land area. The major factor for the high population density of the Monterey Peninsula vis-a-vis the rest of the county, is the unsurpassed natural beauty of the area ---especially the coastline and beaches.

Based on the most recent U.S. Census (January 1, 1990), the population of Monterey County grew by approximately 24 percent during the last decade. This growth has helped push the county's total population up to approximately 382,547 in 1994. For reference, the county's growth rate over the preceding decade was just under the state's overall gain of 26 percent. In the previous census period (1970--1980) the county's total population grew 17 percent, from 247,450 to 290,444.

While county's growth has been strong, the level varies from area to area. As shown below, the population of Salinas, the largest city and the county seat, increased by 35.2 percent between 1980 - `90. The growth in Salinas constitutes approximately 43 percent of the county's total population increase during that period. In contrast, the population of the city of Monterey increased by a more modest 16 percent over that census period. As shown, not all communities in the county experienced tremendous population growth. Population growth was much steadier in the cities of Seaside, Pacific Grove and Del Rey. In large part, growth in these communities is limited due to a lack of developable land.

MONTEREY COUNTY:  Population Growth 1980 - '90
(1990 U.S. Census)
--------------------------------------------------------------------------------
City/Area                     1980          1990          Total No.    % Change
---------                     ----          ----          ---------    --------
Salinas                      80,479        108,777         28,248       +35.2%
Seaside                      36,567         38,901          2,334        +6.4%
Monterey                     27,558         31,954          4,396       +16.0%
Marina                       20,647         26,436          5,789       +28.0%
Pacific Grove                15,755         16,117            362        +2.3%
King City                     5,495          7,634          2,139       +38.9%
Greenfield                    4,181          7,464          3,283       +78.5%
Soledad                       5,928          7,146          1,218       +20.5%
Gonzales                      2,891          4,660          1,769       +61.2%
Carmel-by-the-Sea             4,707          4,239           (468)       -9.9%
Del Rey Oaks                  1,557          1,661            104        +6.7%
Unincorporated Areas         84,679        105,252         20,573       +24.3%
--------------------------------------------------------------------------------

The most recent population estimates show that the population of Monterey County, based on the January 1, 1995 estimates for California cities and counties prepared by the State of California Department of Finance, was 382,547. Recent trends show most of the increase occurring in the Salinas Valley cities rather than on the Monterey Peninsula. For example, in 1993, the fastest growing city in the county was Soledad (+6.1%), with nearby Greenfield (+5.3%) and Sand City tying for second place. Population growth in Soledad is largely attributable to an expansion of the


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state Correctional Facility and the development of two large residential subdivisions. Greenfield's city manager reported that population growth has been spurred by reasonable prices for single family detached housing but that future growth is limited due to a lack of land.

Based on projections by the State Finance Department, released in April 1993, Monterey County is projected to post a 15.6 percent gain in population by the year 2000 -- representing an increase to approximately 414,000 people. In contrast, San Benito's population is projected to increase by 37 percent by the year 2000; Santa Clara County's by 13.4%; 14.4% for Santa Cruz County; and, 21.6% statewide.

Below are the Finance Department's projections by county through the year 2030.

PROJECTED POPULATION GROWTH
(Calif. Dept. of Finance)

-----------------------------------------------------------------------------------------
County                 1990            2000           2010           2020            2030
------                 ----            ----           ----           ----            ----
Monterey            356,000         414,000        485,300        574,100         670,900
San Benito           37,000          50,700         66,500         83,200         100,900
Santa Clara       1,502,200       1,703,900      1,839,700      1,958,600       2,064,100
Santa Cruz          230,800         264,000        291,800        322,300         354,100
Statewide        29,976,000      36,444,000     42,408,000     48,977,000      56,100,000
-----------------------------------------------------------------------------------------

Transportation

The major passenger transportation system in the county is via private automobile. The freeway system consists of Highways 101, 1 and 183; and, State Routes 156 and 68. Highway 101 runs north and south from San Francisco, along the West Bay, and through San Jose toward Los Angeles. Highway 1, the Coast Highway, runs north and south from the coastal region of San Francisco and through Santa Cruz toward San Luis Obispo County. Highway 68, the Salinas-Monterey Highway, intersects with Highway 1 and connects the Monterey Peninsula with the Salinas Valley to the south and Highway 101 to the north. There are 1,300 miles of county roads and approximately 500 miles of city streets for a total of 2,000 road miles in the county.

In Monterey County, AMTRAK provides rail passenger service, and the Southern Pacific Transportation Company provides rail freight service. Salinas is the only city in the county that now has rail passenger service. SPRR is the main line between Los Angeles and San Francisco.

The Monterey Peninsula Airport provides air freight and passenger service in and out of the county. Over the past 20 years, the airport has shown a moderate growth pattern. In 1970, the number of passengers totaled 411,497. In comparison, the number of passengers had grown to 523,040 by 1989 (+1.4% per annum). Today, passenger service is provided by United, Wings West, Pacific Coast Air and West Air. The cities of Salinas and King City both have municipal airports. And with the closure of Fort Ord, Marina has discussed plans to convert Fritzsche Army Airfield into its own municipal airport.

There are harbors at Monterey and Moss Landing (4 miles from the subject) which have boating


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facilities with a reported 2,000 small crafts launching from its ramps every month. Approximately 1,800 transient crafts visit the harbors annually. Monterey Bay and Monterey harbor areas attract a significant portion of the tourism industry that provides jobs and an economic base for the Monterey Peninsula area and the county as a whole.

Fort Ord and the Military Influence

With its various military installations located throughout the Monterey Peninsula area, including control of approximately 27 percent of all of the land in the county, the influence of the military on Monterey County has been significant. This influence has had a considerable financial impact, including military and civilian payrolls, local purchase and contracts, construction in the area, as well as the increase in government aid to local schools due to the military population in the area. The local housing market has also been significantly effected by the presence of the military. This impact, however, has been primarily on the apartment rental market in the communities of Marina and Seaside. In addition, it has had some minor negative impact on mobile home parks in the general area. Being approximately 20 miles northeast of Fort Ord, impact from the base closure has been minimal and not measurable. Given that the Ford Ord area is not in the immediate environs of the subject property, the effect of the base closure on the Boronda Manor Apartments has not been minimal.

The closure of Fort Ord was the dominant economic news for the county during 1994. The closing was the single largest national closure to date, with most of the base's 35,000 residents and $600 million payroll moving to other bases. Currently, the base's 44 square miles of land is being administered by the Fort Ord Reuse Authority. Local communities formed the Fort Ord Reuse Authority as an advisory planning committee which under an agreement formed a Fort Ord Joint Powers Agency (JPA). The JPA agreement gave voting membership to the cities of Marina, Seaside, Sand City, Del Rey Oaks, Monterey, and Salinas and extended non-voting status to Pacific Grove and Carmel. The county is also a voting member. The premise of the JPA was to create a forum for discussing reuse issues; to facilitate community involvement and to speed up the decision process via a cohesive voting unit.

Initially, the base closure stirred dire predictions about the short-term impact on the county. However, as the closure set in, the immediate economic impact was much less severe than expected, and limited primarily to the adjacent communities. Fort Ord was so large that much of the base was self-contained with its own housing, stores, services, and restaurants.

The long-term prospects after closure are encouraging, assuming the base's land can be opened to large scale private sector development. In fact, the first major reuse of the base was the opening of the California State
University-Monterey Bay which opened its doors on August 28, 1995 to 633 students.

The state university at Fort Ord "is expected to grow substantially over the years, attracting students, well paid employees, research dollars and private businesses," according to the 1995 BT Commercial Real Overview published in April 1995.


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   Robert Saia & Associates, 313 Avalon Avenue, Santa Cruz, CA (408) 458-9095

Pine Grove Apartments, Pacific Grove, CA


The Fort Ord complex was the largest military installation in the county with a total of 28,057 acres --nearly the size of the city and county of San Francisco. Approximately 22 percent of the base (6,250 acres) was developed with barracks, housing, motor pools, administrative buildings, and various other support facilities.

Other military installations on the Monterey Peninsula include the Presidio of Monterey, which is the home of the Defense Language Institute (foreign language school for all branches of the armed forces); the United States Naval Post Graduate School (NPGS), and the United States Coast Guard Station. The United States Department of Interior maintains 304,035 acres in the Los Padres National Forest and 164,503 acres along the Big Sur coast in the Ventana wilderness.

Fort Ord Reuse Plans

After more than six years of planning, the final version of the Fort Ord reuse plan shows a closed military base converted to a huge community of new homes, businesses, schools, parks, hotels and golf courses.

The four volume reuse plan, filed in public libraries in the area during the first week of June 1996 by the Fort Ord Reuse Authority, has evolved from the days when a 250 member community task force first saw the base as an educational center.

Along the way, planners ruled out suggestions that Fort Ord might give way to a "Disneyland in the dunes", an industrial center with 12 story high rises sprinklered about, or an endless shopping center with no room for houses.

The more realistic, final plan, which the FORA board is expected to act on in July includes market research, financing analyses, economic forecasts and population projections.

Still, the numbers in the reuse plan are almost overwhelming:

- Nearly 4,000 acres of land available for private owners, an area six times the size of Carmel.

- More than 13,000 new houses to be built, half as many as now exist in Salinas.

- About 12 million square feet of industrial parks and office complexes, enough to fill an area 20 times the size of Del Monte Shopping Center in Monterey.

- More than 45,000 new jobs in those businesses, a third as many as now exist in the entire county.

- A new community of more than 71,000 people, twice as many as now live in Monterey.

- About 1,800 hotel rooms, three times as many as the Hyatt Regency in Monterey and eight times as many as Embassy Suites in Seaside.


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Pine Grove Apartments, Pacific Grove, CA


- Development costs of $451 million over the next 20 years, as much money as it takes to run the city of Pacific Grove for 50 years.

The plan shows development, including the 800 acre military enclave left behind as the Presidio of Monterey Annex, the 1,300 acre California State University at Monterey Bay (CSUMB), the 845 acre Marina Municipal Airport and as many as seven golf courses, covering about a third of the 44 square file base.

About 18 percent of the land at Fort Ord has been developed. Another 14 percent is slated to be developed in the next 60 years, according to the reuse plan.

About two-thirds of the base is to be preserved in its natural state by the U.S. Bureau of Land Management (BLM), the State Department of Parks and Recreation, the University of California Natural Reserve System, the county, and the city of Marina.

The environmental impact report for the reuse plan fills one of the volumes, a 327 page document, filed in early June as FORA's proposed final plan.

The environmental analysis doesn't have many specifics because a special state law allows that at Fort Ord. The reuse plan, which has taken six years and many political battles to achieve, is seen as a master sketch, with details and designs to be filled in as individual development projects emerge.

Fort Ord's Impact on the Local Economy

It is extremely difficult to accurately ascertain the full impact that Fort Ord's closure has had on the local economy because California was suffering through a recession during the early part of the 1990's when the base was closing. The recession has made it difficult to isolate how much of the impact the close of Fort Ord has had on the economy. What has been evident is that there was a short-term glut of rentals on the Monterey Peninsula. Surrounding communities, especially Marina, Seaside and Sand City suffered the greatest negative impact as the closure process evolved. Conversely, the prestigious residential areas such as Pebble Beach, Carmel and the more upscale areas of Monterey were not impacted by the closure. Similarly, the City of Salinas' housing market was not adversely affected to a significant degree.

In the Salinas Valley the base closure has had little to no significant impact. Rather, population growth and new development in the area of Salinas continued to be most effected by issues such as the shortage of water and salt-water intrusion. In general, the Salinas Valley could be described as being somewhat of an isolated market area. As such, a Salinas Valley location became more desirable, as investor's uncertainty associated with Fort Ord's closure was primarily directed at investment properties located on the Monterey Peninsula.

Overall, a somewhat stagnant to moderate housing market appears to be the continued status for the general area over the short term, although there are signs that economic conditions are improving. This is especially the case in nearby Santa Clara County ("Silicon Valley") where the housing and rental markets have exploded due to strong job growth. Little investment activity


                                                                              13
   Robert Saia & Associates, 313 Avalon Avenue, Santa Cruz, CA (408) 458-9095
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Pine Grove Apartments, Pacific Grove, CA


and/or new construction is anticipated in the communities adjoining Fort Ord, at least until the major issues surrounding the redevelopment/reuse of the base are resolved. As discussed, there are several issues surrounding the base closure and its reuse which need to be resolved before the prevailing atmosphere of uncertainty blanketing the local real estate market is cleared.

Business / Industry

Monterey County, with a full-time civilian work force of approximately 172,000 -175,000 workers, has two major urban areas --Salinas and the Monterey Peninsula. As shown on the following page, employment in Monterey County (not including agriculture) is projected by the Employment Development Department
(EDD) to average 113,100 in 1996, which will be 2,400 jobs above the 1989 annual average. At just +2.2 percent, this very small gain in jobs reflects EDD's assessment of the impact of the Fort Ord closure.

Unemployment rates in Monterey County have been consistently higher than for California as a whole. The seasonal nature of the county's economy accounts for double-digit unemployment in the winter when agriculture, food processing, and tourist-oriented industries are at a lull.

Agriculture

While the economy of Monterey County is diversified, agriculture is the county's leading industry and the mainstay of the local economy. Agriculture provides approximately 1/4 of the county's basic income. Almost 1/5 of California's top-producing crop farms are located in Monterey County. With 86 farming operations, the county ranks second in the state, behind Fresno County with 97 farming operations. A farming operation is defined as a farm producing a crop with a value in excess of $4 million. The county ranks third in the state in gross dollar agricultural production, making it one of the top ten producing counties in the nation. Monterey County has a total of 976,000 acres used exclusively for agriculture and another 343,680 are combined agricultural and grazing land. The county's highly productive agricultural land is often referred to as the "fog belt" agricultural area of California. The long growing season in this area makes it possible to grow as many as three crops annually.

Nationwide, the county leads in the production of lettuce, broccoli, artichokes, cauliflower, mushrooms, and strawberries. According to the county's agricultural commissioner, strawberries were the third-ranked cash crop in 1994, behind broccoli and head lettuce.

Despite the damage done by the 1995 historic floods, the crop value for Monterey County agriculture surpassed the $2 billion mark, after creeping toward the milestone for several years.

The 1995 crop value, $2.03 billion, market a 4.8 percent increase over 1994. Among the top 12 crops, the order in terms of dollar value remained almost identical to that of 1994.

Besides breaking local production records, Monterey County surpassed Kern County in 1995 to become the third in the state in gross dollar value of agriculture. It was surpassed by only Fresno and Tulare counties. By the same measure, Monterey County also is the largest vegetable


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Pine Grove Apartments, Pacific Grove, CA


producing county in the United States. The crop value for the state of California stands at $20 billion.

Assuming water for irrigation remains sufficient, employment in agriculture is projected to increase as growers expand production of vegetables and labor-intensive strawberry and nursery crops. But because of foreign competition, the rate of growth will be slower through 1996 than over the past seven years. Foreign demand for the county's produce remains strong, however. Additional market growth is also expected as the pre-cut salad mix processing market is rapidly expanding.

Agriculture continues to be effected by water availability. Even with above normal rainfall in 1993 and 1996, the effects of years of drought have brought to focus the water issue. At this time, the issue of sufficient water supply and overdrafting (saltwater intrusion) are being addressed through water conservation and other management practices which have included moratoriums on new development. Other issues facing the agriculture industry include nitrates leaching into groundwater and soil compaction.

Tourism/Convention Industry

Following agriculture, the health of the county's business and industry is tied to the tourism/convention industry. According to the California Office of Tourism, an estimated 5 million visitors spent $1.2 billion in 1991 in traveling to Monterey County. That total represented about 2 percent of statewide travel spending that totaled $54.1 billion.

As shown in the following table, Monterey County ranked ninth among the state's counties in total travel dollars spent in 1991.

TRAVEL IMPACTS BY COUNTY
(Office of Tourism)

------------------------------------------------------------------------------------
Travel Expenditures Payroll Employment Tax Receipts ($000)

   County               ($000)         ($000)       (Jobs)          Local & State
Los Angeles        $13,617,556     $3,316,360      154,734     $221,008     $391,987
San Francisco        5,777,445      1,524,457       63,236       99,816      113,011
Santa Clara          1,816,493        414,511       26,269       39,982       62,715
Alameda              1,502,588        353,077       19,663       25,024       46,024
San Mateo            1,496,321        363,301       18,626       26,209       41,447
Monterey             1,062,686        199,309       16,210       29,922       45,087
Sonoma                 571,605        117,118        8,788        9,660       26,355
Santa Cruz             385,672         80,350        5,347        7,464       13,561
Napa                   321,794         67,972        5,078        7,023       13,489
San Benito              49,459          8,713          724          591        2,327
------------------------------------------------------------------------------------


                                                                              15
   Robert Saia & Associates, 313 Avalon Avenue, Santa Cruz, CA (408) 458-9095

Pine Grove Apartments, Pacific Grove, CA


The Association of Monterey Bay Area Governments (AMBAG) estimates that 15 percent of total employment in the county and about 45 percent of all services and trade employment in the county are supported by tourism. The Monterey County Hospitality Association estimates that the industry is directly responsible for creating over 16,000 jobs locally with a payroll of nearly $200 million. And including the estimated 10,000 indirect jobs, the payroll increases to $322 million. By the Monterey County Hospitality's estimates, the "trickle-down" effect of tourism puts the total impact at $4 billion to $5 billion. Restaurants, hotels and inns, retail trade, numerous publications, and a variety of other service-oriented businesses are directly dependent on the tourist trade for their welfare.

Based on 1989 data, there was a total of 220 lodging facilities in Monterey County consisting of 10,381 rooms. Because the majority of the tourism industry is centered around the hotel and convention complexes, it has more of an impact on the Monterey Peninsula area. The Monterey Peninsula area provides for a plethora of recreational and cultural activities which in combination with the natural scenic beauty create a tremendous attraction for tourism. The area has a number of public beaches that cater to swimming and sunbathing as well as surfing and scuba diving. In addition to the beaches, there is boating and sailing as well as two yacht clubs servicing the Monterey Peninsula. The area also boasts a number of parks and campgrounds, including the Los Padres National Forest and State beaches and parks. Within these parks and reserves, there are facilities for riding, hiking, hunting, and fishing. There is also the renown Del Monte Forest area and its 1 7-Mile Drive; Cannery Row and Fisherman's Wharf; as well as the Carmel-by-the-Sea and the ocean-front drives of the peninsula communities.

The growth of the tourist industry is reflected in the continuous extension of the visitor season. More and more small business meetings, conventions and recreational events are now being held on a year-round basis. Although travelers and visitors to the Monterey Peninsula area come from all over the world, the primary points of origin are from within California, particularly within one day's driving distance. Again, attractions such as the Monterey Bay Aquarium and John Steinbeck's Cannery Row, as well as the Monterey Fisherman's Wharf, continue to be prime sources of vacation and tourism attractions.

Paralleling the growth of the travel & lodging industry, was the development of the Monterey Bay Aquarium. The aquarium was approved by the coastal commission in 1978 and the 60,000 square foot facility was completed in 1985. The entire cost of the $50 million aquarium was absorbed by the philanthropist/businessman David Packard. The aquarium drew 2.227 million visitors in its first year and has averaged approximately 1,730,000 annually through 1991 --making it the single largest tourist attraction in the county. A substantial expansion to the facility is now underway. Upon completion of the expansion, attendance is expected to substantially increase.

Occupancy for hotels and motels often reach 100 percent during peak season on the Monterey Peninsula. In fact, visitation patterns are being strongly affected by the lack of available rooms. The major limiting factor to the growth of the tourist industry in Monterey County in the future will be accommodations and facilities. According to statistics provided by the Monterey Peninsula Chamber of Commerce, the average occupancy rate has been approximately 65-75 percent, although 1996 is turning out to exceed those numbers.


                                                                              16
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Pine Grove Apartments, Pacific Grove, CA


In an effort to further promote tourism, leaders in Monterey County's tourism industry are beginning an ambitious campaign to market the area. The general plan is to form an alliance among merchants, city officials and representatives of major events such as the Monterey Jazz Festival and Sports Car Racing Association of the Monterey County.

The strategy for expanding tourism in the county is to spread out the times when visitors come to the county and to advertise the attractions of the region, rather than just Monterey, Pebble Beach or Carmel. Traditionally, the tourist season peaks from Memorial Day to Labor Day. Additionally, the alliance would like to also extend the average stay from two to three days in the county. To that effect, tourists would be encouraged to spend time touring the Big Sur Coast, wineries of Salinas and Carmel Valley, John Steinbeck's Salinas, and even the lesser-known missions of San Antonio and Soledad.

The concept of "ecotourism" is also being promoted as a means of courting more visitors to the county. Monterey County, by virtue of its fragile ecosystem, scenic natural beauty and 20 years of "no growth" planning policy appears ideally suited to this new industry. Because the future of Monterey County may very well depend on its natural environment, "ecotourism" represents a mutual interest of both business and environmentalists. Thus the adverse impacts of increased traffic, use of precious water and growth of facilities geared to tourists are sure to be carefully weighed as community leaders look towards expanding the tourism industry in order to offset losses from the closure of Fort Ord.

Monterey County's tourist season has traditionally run from Memorial Day to Labor Day, but recent patterns of hotel occupancy and retail sales show that the season starts and ends later.

The summer 1995 aquarium attendance was up 10% over 1994. In June and July 1995, attendance was up 7 percent and 7.6 percent, respectively, over the same months of last year. August was expected to experience increases of up to 5 percent, according to Mr. Jim Hekkers, vice president of external affairs at the Monterey Bay Aquarium.

Commercial Market

The county's office market caters primarily to small local service business, while most regional and national companies are located on the Garden Road/Ryan Ranch/Highway 68 corridor, drawn by newer buildings, attractive rents, better parking ratios, and large contiguous spaces.

The industrial market is "tight" in Monterey County. Vacancies are minimal and have continued to decline. Contiguous blocks of available space over 15,000 square feet are non existent. Most knowledgeable real estate brokers expect rents to increase slightly over the next year. New development should be limited because of minimal available industrial-zoned land.

The local retail market may seem crowded with large shopping complexes on the drawing boards in Salinas and Sand City, but marketing reports and consultants say there's room for more.


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Pine Grove Apartments, Pacific Grove, CA


Housing Market

Monterey County's real estate sales surged in April/May 1996 with total sales coming in 67 percent higher than for the month last year. The increased activity has promoted optimism about a recovering market. The median home price for the county is approximately $300,000. This is up slightly over the past year.

Regional Description & Analysis --Conclusion

A survey of statistics on agriculture, home sales, retail sales and other indicators shows that the Monterey County economy is proving wrong the dire predictions made before Fort Ord closed down. For decades, farming and the military were the area's two economic mainstays. Today agriculture remains paramount, but other sectors are changing rapidly to fill the void created by the base closure.

Jobs

While unemployment estimates remain seasonally high, county business have added more than 6,000 new jobs in the past 12 months, mostly in agriculture and service related fields, according to the State Employment Development Department.

Construction

Although the county construction permits dropped by about 4 percent in 1995, when compared to the year before, to about $319 million, single family dwelling starts have bolstered this year's construction, which is about 20 percent ahead of last year's rate. In addition, government projects are still underway, including the $100 million Natividad Medical Center in Salinas. Completion is expected in early 1997. Built around a courtyard, the new facility will offer patients an array of outpatient services devoted to the needs of families, women and children. Construction has started on the 680,000 square foot Westridge Shopping Center in Salinas. It is expected that the Wall Mart Store will open in February 1997.

Real Estate Sales

Although Monterey County is considered the second least affordable area in the country, higher priced homes on the Peninsula are still attractive, particularly to the people in the 45 to 54 age range.

Agriculture

Monterey's total crop ranks third in the state in total dollar value, behind Fresno and Tulare counties. In terms of vegetable production,, the county is the largest in dollar value in the country. The county's crops amounted to 10 percent of the statewide crop total of $20 billion in 1995.

Tourism

The area's coastline, golf courses and resorts attract visitors from throughout the world. In 1995, attendance at the Monterey Bay Aquarium was 1.6 million and, with the opening of the Outer Bay wing in March, attendance is expected to go as high as 2.2 million this year, according to aquarium officials.


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Pine Grove Apartments, Pacific Grove, CA


CITY OF PACIFIC GROVE-COMMUNITY PROFILE

Pacific Grove was incorporated as a city in 1889 and was historically used in 1875 as a Methodist summer retreat. According to figures released by the Department of Finance Research Unit, State of California, the population of Pacific Grove is estimated to be 17,406 (1995 estimate). Located next to Monterey and Carmel, the City of Pacific Grove is one of the county's focal points for retail sales and tourism. Pacific Grove is accessible from Highway 1 via Highway 68/223. Highway 1 is a secondary thoroughfare that connects various coastal communities throughout the state. The city is at the northwestern most area of the Monterey Peninsula and totals approximately 2.7 square miles. Geographically, the city is 350 miles north of Los Angeles and 120 miles south of San Francisco. The landscape of Pacific Grove is characterized by a slight upward grade and rolling terrain that extends from the coast of Monterey Bay and the Pacific Ocean. The city clearly ranks as one of the preferred locations for the shopping and lodging of tourists. The "downtown" area is one of the most popular retail districts with its quaint shops and eateries.

One of the main draws to this area is the mild climate that permits year-round recreational activities. The average high is 68 to 78 degrees, while the average low is 48 degrees. The average rainfall is 15.86 inches. The main tourist season is in the summer, although the best weather is in the fall. Occupancy in the summer usually exceeds 95 percent in many of the lodging facilities. During selected weekends, occupancy will reach 100 percent. The City of Pacific Grove hosts approximately 90 percent of total visitors and tourists to the Monterey Bay Aquarium. The Monterey By Aquarium attracted nearly 1,750,000 visitors last year. The Monterey Bay Aquarium is the world's largest and perhaps the best showcase of marine life.

The city contains over 1,300 sleeping rooms in local lodging which are almost 100 percent occupied during major events such as the AT&T Golf Tournament (formerly, the Crosby). Pebble Beach, which borders Pacific Grove to the south, hosts the AT&T ProAm Golf Tournament during January and February which has an attendance of over 110,000. The local Asilomar Conference Center is located on the coast on the western boundary of Pacific Grove. This popular conference facility consists of 314 rooms with 694 beds. The facility averages 90 percent occupancy and generally has over 200,000 overnight guests and over 60,000 day visitors since 1993. Pacific Grove's natural resources consists of six (6) miles of bay and ocean shoreline, Asilomar State Beach, the Monarch Butterfly Preserve, eighteen (18) city parks from natural woodland to rocky shores and the Monterey Bay National Marine Refuge.

When considering the central business district of the city, the Pacific Grove Municipal Golf Course and other parks and recreation areas such as the Monarch Grove Butterfly Sanctuary one block south of the subject property and Washington Park west of Alder Street, the majority of Pacific Grove consists of older residential communities and properties that date to the late 1800's. The slow growth rate is due to the affordability issue and the short supply of readily developable vacant land (as well as growth control measures). Based on information provided the appraiser by the City of Pacific Grove Building Department, for example, only one new apartment project since 1990 has been approved (permit #96-0163). The project is currently under construction and consists of only eight (8) units located at 2935 David Avenue. Real estate prices increased in the 1980's, but leveled off (and declined somewhat) in the early 1990's. The


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Pine Grove Apartments, Pacific Grove, CA


average home price in Pacific Grove is approximately $350,000.

Population & Growth Percentage-City of Pacific Grove vs. Monterey County

--------------------------------------------------------------------------------
        Year                 Monterey County         City of Pacific Grove
--------------------------------------------------------------------------------
        2000                     422,710                    18,000
--------------------------------------------------------------------------------
        1995                     370,996                    17,406
--------------------------------------------------------------------------------
        1990                     355,657                    16,117
--------------------------------------------------------------------------------
        1980                     289,861                    15,755
--------------------------------------------------------------------------------
        1970                     247,450                    12,310
--------------------------------------------------------------------------------

Note: The population of Pacific Grove grew slowly during the 1980's, increasing from 15,755 to 16,717. The 1990 population included 230 persons living in group quarters; the remaining 15,887 lived in the city's 7,342 households. The household average size is 2.19 persons. This figure has remained stable during the 1990's.

Land Use-City of Pacific Grove

The predominant land use in Pacific Grove is residential, and most of that is single-family. Commercial uses are largely related to goods and services, with almost no land available for industrial uses. A generous amount of land is devoted to parks and natural areas that are free and open to the public. Most significant is that Pacific Grove is almost fully built-out. There is very little buildable vacant land in the city. The land use issues in Pacific Grove, therefore, focus primarily on managing existing uses and in-fill, and potential intensification. Below is a summary table illustrating the city's 1,830 acres and the percentage of different uses.

--------------------------------------------------------------------------------
                       USE                                PERCENTAGE (%)
--------------------------------------------------------------------------------
                   Residential                                 45.8
--------------------------------------------------------------------------------
               Open Space & Parks                              18.7
--------------------------------------------------------------------------------
             Commercial/Professional                            5.0
--------------------------------------------------------------------------------
            Public/Private Facilities                           6.6
--------------------------------------------------------------------------------
    Other (churches, vacant, streets & misc.)                  23.9
--------------------------------------------------------------------------------
                      TOTAL                                   100.0
--------------------------------------------------------------------------------

Summary of General Characteristics-City of Pacific Grove

Pacific Grove has a stable population estimated as of the effective date of this appraisal to be 17,500. Because the community is essentially built out, only the demographic profile of the population changes. In the seventies and early eighties the majority of residents were retired, over 50, no children living at home, one or two vehicles per household, and they had lived in Pacific Grove for over 15 years. By the mid-1980's the demographics had changed dramatically as land values increased and "young, upwardly mobile professionals" discovered the county's "last home town" and purchased homes. Now the majority of residents are under 50, many are single parents, working full time with two or more vehicles per household and have lived here less than 10 years.

The population is projected to grow only slightly during the 1990's as land is scarce. Growth


                                                                              20
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

Pine Grove Apartments, Pacific Grove, CA


The population is projected to grow only slightly during the 1990's as land is scarce. Growth was slight during the past decade. The area has a slightly older population than the nation as a whole and a well-above average percentage of the adult population has college degrees. Household size (2.19 persons) is smaller than the national average; an above average share of the households are single persons. Average income is somewhat above the national average; an above average share of the income is derived from retirement sources. A majority of Pacific Grove's housing units are renter occupied with an above-average residential turnover; housing is considered relatively expensive. A majority of the houses were built before 1950.

The table below provides data based on both the California State Department of Finance and City of Pacific Grove Community Development Center for housing units by type. The table shows total units for single-family detached, single family attached, two to four-plexes, five units or more per structure and mobile homes. Vacancy rates and persons per household are included.

    Selected Characteristics by Housing Unit Type-City of Pacific Grove-1996

-----------------------------------------------------------------------------------------------------------
  UNIT TYPE      #Housing Units      #Occupied Units   Household Population     Vacancy Rate    Household #
-----------------------------------------------------------------------------------------------------------
SFR-detached          4,809               4,705               11,734                2.16           2.44
-----------------------------------------------------------------------------------------------------------
SFR-attached           510                 498                 1,030                2.35           2.07
-----------------------------------------------------------------------------------------------------------
 2-4 plexes            938                 907                 1,641                3.30           1.75
-----------------------------------------------------------------------------------------------------------
 five+ units         1,468                1,421                2,672                3.20           1.82
-----------------------------------------------------------------------------------------------------------
mobile homes           199                 189                  329                 5.02           1.65
-----------------------------------------------------------------------------------------------------------
    TOTAL             7,924               7,720               17,406                2.57           2.19
-----------------------------------------------------------------------------------------------------------

NEIGHBORHOOD DESCRIPTION AND ANALYSIS

The subject is in the western section of the city limits of Pacific Grove in a relatively small neighborhood within a .5 mile radius of the intersection of Lighthouse Avenue and Asilomar Boulevard, specifically part of the Pine Garden and Pacific Grove Acres Subdivision. The area as defined is basically a mix of some single family residential with mostly apartment buildings, motels, and adult communities. As defined, the neighborhood encompasses approximately .75 square miles. Located adjacent to the subject property on the north at 210 Grove Acre Avenue is the Eden Rock Apartment complex. Located across the street at 215 Grove Acre Avenue from the subject is the Villa Pines Apartment complex.

Immediate Neighborhood Environs

Pine Grove Apartments is located in the western section of the city. Since the general intent of city planners is to allow for residential uses, including single family homes, multi-family homes (2-4 units), apartments, motels, retirement homes, and adult community developments within the defined subject's neighborhood, the essential characteristics of the immediate area are to be maintained. These characteristics include a feeling of open space around dwellings, and public views of ocean, sky and trees. New homes and additions were constructed in proportion to lot sizes and with roof lines, for example, that enhance the architectural integrity of the neighborhood.


                                                                              21
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

Pine Grove Apartments, Pacific Grove, CA


Apartment complexes located within the subject's immediate area include Villa Del Mar, Twin Oaks Apartments, Olympia Grove Apartments, Townhouse Apartments and Lighthouse Villas. Lodges, motels, and inns include Best Western Lighthouse Lodge, Olympia Motor Lodge, Quality Inn, Sea Breeze Motel, Pacific Grove Motel, Terrace Oaks Inn, Pine Acres Lodge, The Wilkie's Motel and the Butterfly Grove Inn. Located at the corner of Ridge Road and Lighthouse Avenue is the Pacific Grove Adult Education Center.

The Pacific Grove Municipal Golf Links is the largest development in the neighborhood; this course is between Lighthouse Avenue and Monterey Bay. The Monarch Grove Butterfly Sanctuary is located one block east of the subject property; the Monarch Butterfly makes Pacific Grove its home in winter. Lighthouse Avenue links the subject's neighborhood to the central business district of Pacific Grove, located around the intersection of Forest Avenue .75 mile east.

SITE ANALYSIS
================================================================================
General: Pine Grove Apartments

Based on a plat map furnished by our client (a copy is included in the Addenda), the site for the Pine Grove Apartments contains a 2.37 acre parcel comprised of two (2) lots. A survey of the site has not been made, and it is assumed that the Plat Map is correct. The two individual lots that comprise the subject site are irregularly configured.

Topography and Drainage:

The topography of the sites is predominantly level to slightly rolling. Drainage is believed to be adequate.

Access: The Pine Grove Apartments has one asphalt paved access and a rear fire lane for emergency.

Utilities: All major utility services are available and connected to the property. These utilities include sewer, water, electricity, cable television, and telephone services. Sewer service is provided by the Monterey Regional Water Pollution Agency. Electricity is provided by Pacific Gas & Electric Company, cable television by MPTV, and underground phone cables by Pacific Bell. The property is also served by the Pacific Grove Fire & Police Departments with stations nearby. To our knowledge, there are no existing or planned utility moratoriums.

Site Hazards: The subject property is not within a FEMA Special Flood Hazard Area. The community of Pacific Grove is not participating in the FEMA program; thus, flood hazard insurance is not available through this federal program.

Earthquake Fault Zone

The property is not located in any known earthquake fault zones. However, the region is subject to periodic earthquake tremors. We know of no particular reason why the site would be at a greater risk than other area properties.


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Pine Grove Apartments, Pacific Grove, CA


Rent Control:

Monterey County and Pacific Grove do not have rent control. The county does have an "inclusionary housing" program that provides for affordable "low-income" housing. Low and moderate housing assistance is available through a variety of programs offered by the Housing Authority of Monterey County, the City of Pacific Grove, and CHISPA, a non-profit housing developer.

Contamination/Toxics:

We have inspected the property with the due diligence expected of a professional real estate appraiser. It is important to note, however, that the appraiser(s) are not qualified to detect hazardous waste and/or toxic materials. Such a determination would require investigation by a qualified expert in the field of environmental assessment. To our knowledge, there are no potentially hazardous materials that would affect the valuation and/or marketability of the property as of the date of valuation.

The appraised value of the Pine Grove Apartments is specifically predicated on the assumption that there are no hazardous materials on or in the property that would cause loss in value.

Easements and Restrictions:

Normal public utility easements are assumed that are not considered to adversely affect marketability.

Site Analysis Conclusion

In summary, the Pine Grove Apartments complex has a site consisting of 2.37 acres configured on two lots on one legal parcel improved with 100 rentable units. All utilities are available, including sewer service, electricity, gas, telephone and cable television.

TAXES AND ASSESSMENT ANALYSIS

In the State of California, property is enrolled at 100% percent of market value, as determined by the Assessor upon transfer of ownership or significant new construction. The maximum tax rate cannot exceed one percent of the enrolled value, plus general and/or special assessment bonds and fees approved by the voters.

The Monterey County Assessor Parcel Number for the Pine Grove Apartments is 006-371-023. The assessed values allocated between land and improvements, for the tax year 1996-97, are as follows:

        ------------------------------------------
              LAND                     $413,919
        ------------------------------------------
          IMPROVEMENTS                $1,470,353
        ------------------------------------------
         PERS. PROPERTY                 $29,200
        ------------------------------------------
              TOTAL                   $1,913,472
        ------------------------------------------


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For the Pine Grove Apartments, real estate taxes for the 1996-97 tax year are
$19,790.64. Direct assessments of $368.90 are included. The tax rate for the Pine Grove Apartments is 1.01500 percent per $100 of full cash value. A direct assessment, considered typical for Pacific Grove, is imposed by the Monterey County Ambulance Service/911 (.001500) and added to the one (1) percent base tax rate as specified by Proposition 13 for California. There are no special assessment bonds, according to the Monterey County Tax Collector Department. Both installments have not been paid for 1996-97. The reader should refer to the preliminary title insurance report for specific amounts of any unpaid previous tax installments. The first installment for 1996-97 is due November 10, 1996. The tax rate area for the Pine Grove Apartments is 004-000.

Re-assessment of the Pine Grove Apartments: Proposition 13

The current tax amounts for the 1996-97 tax year will not remain the same beginning on July 1, 1197. According to Proposition 13 for California, the subject property will be re-assessed, most likely based on the new sale price or market value at time of sale. The assessments will be based on full cash value using a tax rate per $100 of full cash value. The passage of Proposition 13 establishes a maximum property tax of one percent of full cash value. The mandated one percent (1%) property tax level converts to a $1.00 base tax rate. The additional rate imposed by the Monterey County Ambulance Service/911 is be added to the $1.00 base rate.

ZONING DESCRIPTION AND ANALYSIS

The Pine Grove Apartments complex is currently under the zoning designation of R-3-M by the City of Pacific Grove. This zoning designation specifically refers permitted uses designated in the R-3 district, such as single or two-family dwellings, multiple dwellings, apartment houses and dwelling groups; a use permit must be secured if the total number of family units exceeds seven (7). Combining existing structures with new structures are also allowed; rooming or boarding houses are also allowed, subject to first securing use permits. The R-3-M zoning designation, in addition to including all uses found under R-3, also includes motels, hotels, adult communities, retirement homes and rest homes, all subject to first securing use permits.

Section 23.52.040 of the Municipal Code indicates the intent of the R-3-M District. "It is the intention of the ordinance codified in this section to preserve the essential residential character of the city, and to prevent the adverse impacts of such from developments in the R-3-M Districts."

Section 23.52.030 of the Code indicates the regulations for R-3-M uses. Sub-section (a) states: "In no event shall less than 2,000 square feet (of land) per occupied unit be allowed." After reviewing the property file on record at the City of Pacific Grove Community Development Office it was determined that the subject property "as improved" constitutes a legal non-conforming use. The subject property operates under a provision adopted prior to the last


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ordinance amendment in 1986. The subject is allowed under a 990 square foot of land area (minimum) per unit regulation. The subject property contains 103,237 square feet of land area; under the "990" regulation, 104 units are allowed. The subject Pine Grove Apartments have 100 units.

Section 23.64.190 of the Code refers to Off-Street Parking & Storage. Current regulations require one and one-half parking space for each apartment unit having less than two bedrooms; however, the subject property today is considered to have legal non-conforming parking. The subject property was approved for construction in 1963 and conformed to the requirements for off-street parking that were enacted in the prior year (1962). Current on-site parking appears adequate in view of the fact that some of the Pine Grove residents are senior retired citizens who because of different reasons do not require or use a vehicle. The Pine Grove Apartment complex has a total of 96 parking spaces of which 52 are covered.

Conclusion

It appears that the subject property meets all applicable city zoning, building and parking requirements (grandfathered-in according to 1962 requirements).

IMPROVEMENT DESCRIPTION AND ANALYSIS

The Pine Grove Apartments were constructed in 1963 (permit #3115). There are a total of 100 rentable units located on 2.37 acres (a combination of 2 lots on 1 parcel) configured with a 3-story apartment building. The Pine Grove Apartments contain a total of 69,232 square feet of net rentable building area. There are also three (3) laundry rooms, one (1) swimming pool, men's and women's saunas (located on 2nd & 3rd floors), two (2) exercise rooms, one (1) recreation room, and a Jacuzzi. The swimming pool (permit #3190) measures 28'x44' and was installed by Blue Haven Pools.

The Pine Grove Apartments are considered Class D Building(s) Construction Type V (wood frame) of the Uniform Building Code. Class D buildings are characterized by combustible construction. The exterior walls are made up of closely spaced wood studs with an exterior masonry stucco siding. The roof, consisting of a built-up 3-ply tar & gravel material, is supported by a wood truss system with a concrete slab floor on 1st floor area. The upper floors (2nd & 3rd stories) consists of plywood sheets. Also, the subject is in a class of construction referred to as protected one-hour construction. In 1984 a solar hot water system was installed on the south-facing portion of the roof. Thirty (30) 4'x10' collectors were mounted and the panels were put on racks. A 1,625 gallon storage tank with automatic controls, pump system, valves and sensors was included. Tor-Sun, Inc. was the contractor.


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Pine Grove Apartments, Pacific Grove, CA


Unit Mix-Pine Grove Apartments

--------------------------------------------------------------------------------
         TYPE                        UNITS              AREA (sf)
--------------------------------------------------------------------------------
        1BR/1BA                       76                   640
--------------------------------------------------------------------------------
        2BR/1BA                       24                   858
--------------------------------------------------------------------------------

Note: Information regarding the individual unit sizes was provided by the on-site Lincoln Residential Services Management Company in the form of floorplan sketches. The appraiser was provided interior access to a representative unit of each type. The gross living area estimates for the units indicated above are based on exterior wall measurement taken by the appraiser. It is assumed that the interior conditions of all units are similar to those inspected

Interior Improvements: Pine Grove Apartments

Floor coverings consist of wall to wall carpeting over concrete slab in lower levels and over plywood subfloor in upper levels. Vinyl flooring is in kitchens and bathrooms. Central heating is included in all units. The kitchens have Formica countertops, built-in electric range and ovens, dishwashers, garbage disposals and stainless steel sinks. Bathrooms are improved with tile tub and shower enclosures and cultured marble vanities. Overall condition is considered good. Many of the units have recently been upgraded with new carpeting and interior painting. Most of the original windows have been replaced; exterior painting, asphalt repair, sealing and striping are completed; re-roofing is complete (permit# 92-0018) with a new Fiberglas tar & gravel material.

Effective Age

The actual age of the Pine Grove Apartment complex is 33 years. An average quality Class D apartment project is estimated to have a total economic life of fifty (50) years. This is based primarily on the performance of many comparable properties built in the 1940's and 1950's still in existence in Monterey County and capable of attracting tenants due to upgrading and above-average maintenance. In addition, the Marshall and Swift Cost Valuation Service provides reasonable support for an estimated total economic life expectancy of fifty (50) years. Because the Pine Grove Apartments has undergone recent upgrading, it is the appraiser's opinion that an estimated overall effective age of twenty years is considered reasonable and supportable.

Remaining Economic Life: The remaining economic life of the Pine Grove Apartments is estimated at 30 years, although it certainly could be longer or even shorter. This estimate is made by deducting the effective age of 20 years from total economic life of 50 years.

HIGHEST AND BEST USE ANALYSIS

Definition

Highest and best use, as used in this appraisal, is defined as that reasonable and probable use that will


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support the highest present value, as defined, as of the effective date of the appraisal, September 28, 1996. Alternatively, that use, from among reasonably probable and legal alternative uses, found to be physically possible, appropriately supported, financially feasible, which results in highest land value.

The above definition of the "Highest and Best Use" is in reference to land that is unimproved. In cases of improved land, a determination of the contributory value of the improvements to the land must be made. The improvements found on a site may be of inappropriate use, but will continue until the land value exceeds the total value of the property in its existing use.

Discussion

Our opinion of the highest and best use of the subject land parcel will be supported based upon our analysis of the four tests outlined below:

            1. Legally Permissible Use. This type of use is legal and conforms to the zoning assigned to property, as well as to the City's planning goals.

            2. Physically Possible Use. The shape, size, and available utilities are adequate to serve this use.

            3. Financially Feasible Use. Population and immediate income statistics support the feasibility of the highest and best use based upon the quantity, quality, and distribution of the income and its prospective users.

            4. Maximally Possible Use. An analysis of which possible legal uses will produce a net return and/or create value to the site.

All three standard appraisal approaches to value are affected by the highest and best use. Therefore, valuation is highly dependent upon the conclusions set forth by this analysis.

Physically Possible

Section 23.52 of the City of Pacific Grove Municipal Code specifies the general regulations, permitted uses, statement of intent, provisions and amendments to the R-3-M District. The subject property has a combined site size of 103,237 square feet. Based on this site area, the site is physically capable of being developed with the current apartment improvements as well as other multi-family configurations, motels, hotels, adult communities, retirement homes and rest homes. A subdivision of the 2.37 acre site will also allow for development of single family homes.

Legally Permissible

The subject is zoned and general plan designated to allow for apartment houses, among many other alternative residential uses. As existing, the subject is a legal and conforming use. The Pine Grove Apartments complex is legally permissible under the current zoning regulations.


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Financially Feasible In evaluating the most reasonable and probable use of the vacant site, we considered the demographics of the surrounding area, land use patterns, local market supply and demand, general market conditions, and the physical characteristics of the property itself. The most feasible and marketable use for the subject site appears to be for ether apartments or multiple dwelling groups, given the immediate neighborhood properties along Grove Acre Avenue, such as the adjacent apartment complex known as Eden Rock Apartments or the Villa Pines Apartments across the street from the subject. The southeast corner of Grove Acre Avenue and Lighthouse Avenue is improved with the Terrace Oaks Inn. Current market conditions reflect a vacancy rate of less than two (2) percent citywide for apartments or multiple family dwellings. The subject site would most likely not be improved with a motel or inn since it does front to a feeder street location, such as Asilomar Boulevard or Lighthouse Avenue.

Maximally Possible Use

The final of the four tests in the highest and best use analysis is the use that maximizes the land value by providing the highest return. This test must be considered sequentially with the prior three tests; it makes no difference that the most probable highest value is a apartment complex, for example, if the zoning does not permit this use. The most profitable use is a multi-family or apartment use. This is largely based on the fact that the current improvements are apartments and are configured on the site as such. At the present time, the City of Pacific Grove Community Development Department recognizes through its general plan the R-3-M zoning which allows high density residential use in the subject's neighborhood and is aware of the changing market conditions and limited inventory of remaining vacant land available for apartment use in the city. The immediate neighborhood environs reflect apartment use along Grove Acre Avenue. Apartment use on the subject site is considered to provide the highest return to the land and maximize the land value.

Highest and Best Use Conclusion - As Improved

In conclusion, the highest and best use of the Pine Grove Apartments, as improved, is apartment use.

Highest and Best Use Conclusion - As Vacant

In conclusion, the highest and best use as vacant is a multi-family or apartment-type use.


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THE APPRAISAL PROCESS
================================================================================
The estimation of a real property's market value involves a systematic process in which the appraisal problem is defined and the data required is gathered, analyzed and interpreted into an estimate of value. Traditionally, three methods of valuation have been used in appraising: the Cost, Sales or Market Comparison and Income Approaches.

In the Cost Approach, the value of the site is first estimated by comparing it to similar sites that have recently sold or are currently offered for sale. Replacement cost new of the improvements is determined by reference to actual costs of similarly constructed properties. Depreciation from all sources is then deducted from the replacement cost new of the improvements to arrive at the present value. The depreciated value of the improvements is added to the estimated land value to arrive at the total value by the cost approach. In this appraisal, however, NationsBank has requested that the cost approach be omitted from this appraisal assignment. The cost approach has been determined to have little to no significant applicability in the valuation of 10 to 30 year-old multi-family properties due largely to the subjectivity involved with estimating depreciation in older properties. Moreover, cost and value are oftentimes not the same.

The Sales Comparison Approach involves comparison of the subject to similar properties that have recently sold or that are offered for sale. These sales are reviewed for differences from the subject in the date of sale, location of the site, physical characteristics and other factors. The comparable properties are then adjusted to formulate a value range for the property being appraised.

The third of the three valuation techniques is the Income Capitalization Approach. This approach involves estimating net operating income, and discounting this income to a present worth through the capitalization process. For most income-producing properties, including apartments and multi-family properties, this is the better valuation technique.


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INCOME CAPITALIZATION APPROACH
================================================================================

The first and primary approach applied to the valuation of the subject is the income capitalization method. This technique involves conversion of future anticipated income into an estimate of present value by the capitalization process. This procedure involves three steps as indicated below:

      1. Estimate gross income from available rental information and the subject's operating history;

      2. Estimate and deduct vacancy and collection loss allowance and operating expenses to derive net operating income; and,

      3. Select an applicable capitalization method or methods, develop the appropriate capitalization rate, and complete the necessary computations to derive an economic value indicated by the income capitalization approach.

Required Information

Documents that are helpful to better estimate value under the Income Approach include the following:

         o   Income/Expense statements
         o   Personal Financial Statements of Owner (if applicable)
         o   Rent Roll
         o   Lease Agreements
         o   Other (service agreements)

Income and expense statements. Operating statements provided by management over the past two years and eight months are included in the Addenda.

Personal Financial Statements. The owner's personal financial statements are not required to appraise the property, but can be helpful under certain circumstances. While market value intrinsically assumes transfer to a willing and knowledgeable buyer at market price, financial statements of the owner often provides insight into the current management quality and style of the property. An undercapitalized owner, for example, may not be able to institute correction of deferred maintenance that will enhance livability. As such, occupancy and rates may suffer from inadequate level of maintenance, which results in loss of reputation. Financial statements of the subject ownership have not been reviewed. However, based on conversations with management and the overall good maintenance level and high occupancy of the property, it can logically be assumed that ownership is capable of operating the property in a strong professional manner. Based on conversations with management, and inspections of other properties owned by Thysen and managed by Lincoln Residential Services, the subject has been operated in a professional manner and there appears to be no operational problems.


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Rent Roll: A roll of the current tenants has been provided by management as of
September 30, 1996. As of this date, no units were vacant. Thus, there is no vacancy at this particular time.

Lease Agreements: A copy of the standard 2-page residential rental agreements has been reviewed. Units are on either 7, 8, 9 and 10 month short-term leases. The rental agreements are typical of others used in the marketplace. Utilities, except for water, trash and basic cable are paid for by the tenants. There is a late charge of $30 if management elects to accept rent after the third of the month, and a $20 returned check fee. No pets are allowed without written consent. Use of the premises shall be for a private residence only. First month and security deposits are collected prior to the tenant moving in.

Capital Improvements: Capital expenditures over the past two years have also been reviewed and/or discussed with the property manager. Improvements to the property over the past year and half include the following:

o  Asphalt repair, seal and striping
o  Carpets in common hallways; window replacement
o  New appliances and carpets in most units (ongoing)
o  Reroofing
o  Exterior painting
o  Office and lobby remodel

Occupancy trends: In addition to the above, occupancy trends of the complex have been reviewed. Since Lincoln Property took over as managers, occupancy has been increasing. This is due mainly to correction of deferred maintenance items and an improving rental market. The new management has also qualified tenants better which have resulted in less turnover and less evictions. Moreover, seasonal tenancy has been reduced by the implementation of leases.

Subject Asking Rents

As of September 30, 1996, the following monthly rents (all unfurnished) were being charged at the subject complex:

    24    1BR/1BA     640 sf      $695         $1.09/sf             $16,680
    26    1BR/1BA     640 sf      $715         $1.12/sf             $18,590
    26    1BR/1BA     640 sf      $725         $1.13/sf             $18,850
     8    2BR/1BA     858 sf      $795         $0.93/sf             $ 6,360
     8    2BR/1BA     858 sf      $825         $0.96/sf             $ 6,600
     8    2BR/1BA     858 sf      $850         $1.08/sf             $ 6,800
                      ------      ----         --------             -------
   100                692 avg.    $739/avg.    $1.06/sf avg.        $73,880

All rents include water, trash removal and basic cable. Tenants pay their own electric and gas (Pacific Gas & Electric Company), telephone, and premium cable channels. To qualify, prospective tenants must have three times the monthly rental rate and a positive credit report and previous rental history. There is a $25 application fee (includes credit report). The application fee is non-reimbursable.


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The above price list was set in September 1996. Management periodically surveys other complexes in the area in order to maintain market rental levels. At this time, there are no rental specials or concessions. As explained earlier, market conditions have been improving gradually over the past year, and apartment complexes in Pacific Grove are not offering any rental concessions at this time.

As can be noted on the rent roll in the Addenda, a number of subject apartment units are at the above quoted rates. Those units with leases expiring will be moved to the new rates. At this time, there is a difference of approximately 1.8 percent between the market and actual rents.

Rent Survey and Analysis

In order to determine whether the subject rentals are at or within a market rental range, a survey of competing complexes was made. This analysis involved a comparison of amenities and facilities offered by competitive projects with those offered by the subject.

The two competing complexes considered most useful in estimating the subject economic or market rental level are summarized on the following two pages.

All rental rates quoted in the survey are month-to-month or short-term leases. None of the complexes surveyed in this report had long-term leases. All complexes are garden style two and/or three-stories of similar vintage and design as the subject. All are located in the general subject neighborhood. Typically, rents include water and trash removal (and sometimes basic cable service). None of the complexes were offering any specials.


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                            RENT COMPARABLE NUMBER 1

Name:                         Villa Pine Apartments

Location:                     215 Grove Acres, Pacific Grove

Age/Type:                     1972/garden design - 30 units

--------------------------------------------------------------------------------
                              Type         Rent          SF       Rent/SF
                              ----         ----          --       -------
Monthly Rent:                 1BR/1BA =    $575+         N/A      N/A
                              2BR/1.5BA =  $750+         N/A      N/A
--------------------------------------------------------------------------------

Utilities included in Rent:   water and trash

Recreational Amenities:       none

Vacancy:                      0%

Comments:                     Average plus quality, good condition. Parking
under buildings. No specials. Leases neg. Source: (408) 373-2401


                                 [PHOTO OMITTED]

                            RENT COMPARABLE NUMBER 2

Name:                         Eden Rock Apartments

Location:                     210 Grove Acres, Pacific Grove

Age/Type:                     1956-60 (circa)/ garden design - 45 units

--------------------------------------------------------------------------------
                              Type         Rent          SF       Rent/SF
                              ----         ----          --       -------
Monthly Rent:                 1BR/1BA =    $$550-650+    N/A      N/A
                              3BR =        $$775-800+    N/A      N/A
--------------------------------------------------------------------------------

Utilities included in Rent:   water and trash

Recreational Amenities:       pool, rec room

Vacancy:                      0%

Comments:                     Average quality, average condition. Located next
to subject. Average appeal.


                                 [PHOTO OMITTED]

Pine Grove Apartments, Pacific Grove, CA


All rental rates quoted in the survey are month-to-month or short-term leases. None of the complexes surveyed in this report had long-term leases. All complexes are garden style two and/or three-stories of similar vintage and design as the subject. All are located in the general subject neighborhood. Typically, rents include water and trash removal. None of the complexes were offering any specials.

Although there are more complexes in the general area, we have only specifically shown two comparables that are located next to the subject. Both are on Grove Acres. These comparables adequately support the subject rents. Moreover, the subject market rents are well supported by the fact that actual rents are less than 2 percent different with many of the units already at the market rent.

Rental Number 1 represents Villa Pines Apartments located next to the subject at 215 Grove Acres. This is a 30 year old garden walk-up complex containing 30 units. The condition is good and the quality is above average. One bedroom units rent from $575 per month, and two bedrooms/1.5 baths at $750+ per month. The average unit sizes are not known, although it appears that they are similar to the subject. No units were available at time of inspection. The subject units are slightly higher in price partly due to its pool and basic cable being included in the rent. Overall, Villa Pines supports the rents at the subject.

Rental Number 2 represents Eden Rock Apartments located at 210 Grove Acres next to the subject. This is a 40 year old garden complex of average quality. Amenities consist of a pool and recreation room. One bedroom units rent from $550 to $650 depending on size, and three bedroom units range from $775 to $800 per month. The appeal of this project is somewhat less than the subject. Overall, this comparable supports the subject rents for its one bedroom units.

Market Rental Conclusion

The comparables surveyed as well as the actual subject rents themselves support the "market" rents currently being charged. Since the market rents are only slightly below the actual rents, and rents have been gradually increasing, we have used market rents in estimating gross income.

Subject Market Rental Income (@ 100 percent Occupancy)

Based on market rents, the subject would have the following monthly income at 100 percent occupancy.

                 $73,880     x      12       =       $886,560

Actual Reported Income

Shown on the following page is a table outlining revenue for 1994, through August 31, 1996. Rental income for September 1996 is also shown. Income statements are shown in the Addenda.


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
-------------------------------------------------------------------------------------------------------
                  1994                    1995                  YTD (`96)             Aug. 96
-------------------------------------------------------------------------------------------------------
*Gross Rents:     $743,549 ($620/unit)    $783,817 ($653/un)    $541,548 ($677/un)    $72,571 ($726/un)
Laundry           $ 7,877                 $ 7,175               $ 5,495               N/A
**Other           $20,833                 $23,447               $21,180               N/A

*   - collected rents
** - includes deposits ($11,296 refunded in 1995; $12,094 refunded in 1996) N/A = Not available

Rental Income Estimate: Almost all of the subject's total income is derived from rents. As shown above, rental income has increased significantly over the past year. This is due to in part to new management, an improving rental market and upgrades made to the project.

The actual rental income for the month of September 1996 was $72,571, or $726 per unit. The market rent is 1.8 percent higher.

Laundry: The laundry income is stabilized at $8,500 per year.

Other: Other income consists of retained deposits, late charges, nsf checks, and miscellaneous charges to tenants. The large percentage of this category relates to security deposits. Although forfeited security deposits and late charges are a source of income, it is not included in the reconstructed operating statement as part of ongoing cash flows. This is because this type of income was not accounted for in the computation of gross and net operating incomes for the comparable sales.

Total Gross Income: Total gross annual income is estimated at $895,060.

Vacancy and Collection Loss

In estimating a stabilized vacancy factor, several factors were considered. First, vacancy has decreased over the past few years due to new management and improving market conditions. In 1993, market conditions were soft and vacancy was higher than it is today. The property has been upgraded over the past two years. Meanwhile, market conditions have improved due to an expanding economy. The resurgence of "Silicon Valley" to the north, and an improving California economy has created many new jobs for the general area.

As of the inspection date, the subject complex was fully occupied. This is consistent with comparable Pacific Grove projects at this time. And, since there is virtually no developable land remaining, it is unlikely that any new larger apartments will be built over the next several years. Consequently, vacancy should continue to remain low (below 2 percent).

In addition to vacancy, consideration must also be made for ongoing collection loss. In the case of the subject, collection loss is not a significant factor. A 1 percent rate has been used.

Assuming continued good professional management, stabilized vacancy and collection loss should run at approximately 3 percent on average. There is the strong possibility that vacancy and collection will


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Pine Grove Apartments, Pacific Grove, CA


fall below this estimate over the next 12 to 24 months, however, longer-term, consideration should be made for decreased economic activity and possible higher vacancy.

Effective Gross Income

The effective gross income is estimated by deducting three percent from estimated gross income, as shown below:

          Gross Annual Income:                              $895,060
          Less: Allowance for Vac/Collection (3%)            (26,852)
          EFFECTIVE GROSS INCOME                            $868,208

Expense Analysis

In order to estimate the value of the property by the income capitalization approach, expenses must be deducted from effective gross income to arrive at a net operating income estimate. Like other types of income property, apartment property expenses are a function of services provided as well as physical and geographical characteristics of the property itself. Operating and 'fixed" expenses vary from complex to complex, but generally fall between 33 to 45+ percent of revenue (gross income), including replacement reserves.

Expenses can be broken down into per unit per year (or month), or as a percentage of rental revenue or effective gross income. Expenses as a percentage of income change depending on revenue levels. It can be difficult to compare apartment expenses on a line-by-line basis. No two apartment complexes are alike.

Shown on the following page is a recent operating history of the subject. Expense categories are analyzed and discussed below. It should be noted that new management took over in 1995; expense records previous to 1995 are not complete and do appear to reflect current conditions.

Real Estate Taxes & Direct Assessments

California state law requires the reassessment of any parcel upon change of ownership. The market value of the subject property intrinsically assumes a hypothetical sale. Therefore, it is necessary to estimate real estate taxes based upon market value.

In the State of California, property is enrolled at 100 percent of market value as determined by the County Assessor upon transfer of ownership or significant new construction. The maximum tax rate cannot exceed 1 percent of the enrolled value, plus general assessment bonds and fees approved by the voters. Enrolled value can be increased by a maximum of 2 percent per year, absent transfer, or new construction, based on the cost of living. Under Proposition 8, approved subsequent to Proposition 13, value can also be decreased to reflect current market conditions. The actual taxes are below what the new taxes would be based upon market value. According to the Monterey County Tax Collector Department, there are no special assessment bonds. The tax rate is approximately 1.01 percent.


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Pine Grove Apartments, Pacific Grove, CA


Since market value has not yet been estimated by the income capitalization approach, a technique which adds the composite tax rate reflecting the ad volorem taxes to the capitalization rate has been used. The resulting value estimate is then multiplied by the composite tax rate to obtain the amount of new taxes. This method gives only an approximation since the assessed value may not necessarily be the sale price (or market value). In addition, the value conclusion by the sales comparison approach has been used as a guide. Applying the tax rate of 1.01 percent, results in new taxes of $58,000.

--------------------------------------------------------------------------------
                       SUBJECT PROPERTY OPERATING HISTORY
--------------------------------------------------------------------------------

Expense Item                    1994           1995        1996 (ytd)
------------                    ----           ----        ----------

Payroll                       $ 50,319       $ 61,640       $ 47,482
Utilities                     $ 68,886       $ 81,695       $ 54,702
Insurance                     $ 31,926       $  4,386       $    173
Taxes &                       $  1,278       $  1,256       $  9,780
  License & Permits           $    360       $  2,028       $    830
Management Fee                $    N/A       $ 20,594       $ 19,213
Administrative                $  7,217       $ 17,409       $ 12,957
Maintenance & Repair          $ 37,974       $ 79,924       $ 52,936
Gardening/Landscaping         $  7,843       $  7,195       $  6,901
Cable T.V                     $  9,338       $  8,503       $  6,183
Security                      $    439       $    945       $    330

--------------------------------------------------------------------------------
TOTAL                         $215,580       $285,575       $211,487
Per Unit                      $2,156/unit    $2,856/unit    *$3,172/unit

* - annualized
--------------------------------------------------------------------------------

Note: Maintenance & Repair in 1995-96 include carpet replacement at a cost of $40,363. This is not an annually recurring expense and has not been treated as such.

License and Permits

In addition to taxes, apartment properties incur license and permit fees. Based on $20 per unit, the stabilized annual estimated is $2,000 (rounded).

Payroll

The manager lives in the complex and the unit rent is included as part of her compensation. Payroll expense was reported at $50,319 for 1994. In 1995, it increased to $61,640 as the complex went through management changes and upgrading. This category includes payroll taxes, state compensation insurance, unemployment taxes, wages for manager and office workers as well as maintenance personnel, and bonus. It should also include the loss of rent for the manager's unit. To date, this category is $47,482. Based on payroll at other complexes, this expense has been stabilized at $71,000, or $710 per unit.


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Pine Grove Apartments, Pacific Grove, CA


Utilities

Utility expense includes water, trash, basic cable, sewer, electrical for exterior site lighting and for other common amenities, including laundry facilities, filtering equipment for the pool, lighting for the clubhouse, etc.; tenants pay their own telephone, electric, and premium channel cable.

Trash removal service is included in the monthly rent for all units. Utility expense can be estimated on a price per unit or on a price per square foot basis. The projects with the greatest amount of amenities and larger unit sizes generally show the highest rates of utility expenses. In 1994, utilities were reported at $689 per unit, and in 1995 it was reported at $817 per unit. The annualized projection for 1996 is $821 per unit. We have stabilized this expense at $82,000 ($820/unit), which is consistent with prior years and other apartment complexes throughout the region.

Insurance

Insurance expense has been stabilized at $110 per unit as based on similar complexes throughout the region. Actual expense has not been reported.

Management Fee (Supervisory Management)

Lincoln Property Company has been managing the property over the past year and one-half. The reported fee was $20,594 for 1995. To date in 1996, the fee totals $19,213. The fee will increase with the increase in rental. Normally, management companies will charge from a low of 3 for large projects to a high of 6 percent of collected rent for smaller complexes. A rate of 4.0 percent on collected rents is reasonable for this project.

Maintenance and Repair

This category includes on-going maintenance and repairs that include the common areas, plumbing, pool, and electric. This category also includes building/pool supplies, appliance replacement and decorating supplies. In 1995, several carpets were replaced. Carpets have also been replaced in 1996 as tenants move out. Other capital improvements have been as well. This level of replacement does not recur on an annual basis, thus an adjustment is required in stabilizing this expense. Normally, maintenance and repair ranges from $400 to $600 per unit. The actual subject expense has been substantially higher due to the refurbishing of the complex over the past year. It should also be noted that this category does not include landscape/gardening and exterminating contracts or wages for maintenance personnel.

Administrative

This category consists of advertising and promotion, office supplies, computer expense, legal, credit check expense, and miscellaneous expense such as stationary, postage, etc. As shown in the Income & Expense Statement prepared by Lincoln Property Residential, a management fee paid to Lincoln is included under this category. In this analysis, the management fee has been separated and discussed under its own category.

Gardening/Landscaping/Cable T.V./Security

Landscaping is contracted to a private landscape company (recently hired). Basic cable is included in the rent, thus it is an expense to the landlord. Security patrol and exterminating are also contracted.


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Pine Grove Apartments, Pacific Grove, CA


Total expense reported in 1995 was $16,643. The total for the first eight months of 1996 is $13,414. We have stabilized this category at $18,000 per year.

Replacement Reserves

Most owners do not utilize the replacement reserve account during the analysis or operation of an apartment complex. Rather, capital improvement items are often expensed as they are incurred. However, since capital expenditures affect the investor's cash flow, an analysis of the property's value must account for these expenses in the form of appropriate reserves for replacement.

Reserves for replacements are estimated at 2.5 percent of EGI, which equates to $220/unit. This takes into account the current good condition, lower effective age and recently completed capital improvements of the project. Items which are commonly associated with a reserve account include repaving of drives, replacement of underground utility pipes and electrical conduit, roof and foundation, as well as resurfacing of the pool new appliances, etc. (i.e., items that are not normally expensed year to year).

Net Operating Income

Total stabilized expenses and collection loss allowance amount to $361,000, or $3,600 per unit. This also equates to 41.5 percent of effective gross income. This is in-line with other Pacific Grove/Monterey projects.

Net operating income is estimated by deducting operating and fixed expenses from effective gross income, as shown below and on the following page:

--------------------------------------------------------------------------------
         Effective Gross Income                       $868,208
         Total Expenses                               (361,000)
         Net Operating Income Before
          Income Taxes & Depreciation                 $507,208
--------------------------------------------------------------------------------

Capitalization Rate Analysis

After net operating income is estimated, an appropriate capitalization method is selected. Of the various techniques, the one that is almost always used due to its simplicity is direct capitalization. This method employs the use of a single rate known as the overall rate. The overall rate reflects the relationship between the projection of annual net operating income and a sale price or an estimate of value. It is calculated by dividing the net operating income of the sale into the sale price. When the property is purchased all cash, which is rare for larger apartments, and there is no subsequent change in value or income, then the capitalization rate is also the rate of return on the total property investment.

In the Sales Comparison Approach section of this report, there is a table in which we have summarized our analysis of capitalization rates for the comparable sales. These capitalization rates were based on actual or actual near-term potential gross annual income less expenses at time of sale. In each case,


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Pine Grove Apartments, Pacific Grove, CA


expenses included new real estate taxes at market value as opposed to actual taxes which are typically much lower. The capitalization rates derived from each of these sale properties are summarized below:

Sale No.               1       2      3      4       5     6       7     8
--------------------------------------------------------------------------------
Cap Rate (%):          8.54    8.6    9.1    9.34    9.6   10.15   7.9   9.69

The main factor influencing capitalization rates is the perception of risk. Those properties perceived to have higher risk, will sell at higher capitalization rates. The lower risk properties sell at lower capitalization rates. Apartment properties, because of their low vacancy, generally fall into the low risk category. Risk factors that should be taken into account in selecting an appropriate capitalization rate include the following:

o  Amount of available land zoned to allow future apartments
o  Upside (or downside) potential of cash flow
o  Existing or planned government restrictions on use and/or rent increases
o  Deferred maintenance and remaining life of site improvements
o  Marketability/liquidity
o  Availability of financing

Availability of Land (potential of future competition)

There has been very little apartment construction in the area over the past several years. Currently, only one 8-unit project is under construction. No rental units have been built since 1990 in Pacific Grove. The primary reason is the lack of developable land. The cost of construction is also very high, thus multifamily land that can be developed is usually built out with single family homes. The place where future apartment construction can occur is in the Salinas area or possibly on the former Fort Ord site. In both cases, these future units will not compete with Pacific Grove.

Upside Potential of Cash Flow

Gross revenue projected at stabilized occupancy is based on the market rate. The market rate, in this case, is almost the same as the actual income. And given high occupancy in Pacific Grove apartment properties, it appears that rents will continue to gradually increase over the next 12 to 24 months.
Consequently, upside rental potential appears adequate at this particular time.

Deferred Maintenance

The subject is well-maintained without any significant repairs or deferred maintenance. Better-conditioned apartments tend to sell at lower capitalization rates.

Marketability/Liquidity

Appropriately priced, the subject would have reasonably good marketability (see Marketing and Exposure Estimate sections). This tends to lower the overall capitalization rate since there would be good buyer demand.

Availability of Financing

Financing should not have a significant impact on the capitalization as capital is available for this type of property.


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Pine Grove Apartments, Pacific Grove, CA


Capitalization Rate Conclusion

In conclusion, the subject capitalization rate should fall between 8.5 to 9.0 percent, as evidenced by the sales. Discussions with brokers, property owners and management companies indicate that apartment capitalization rates are dropping in Santa Clara and Santa Cruz Counties. The subject has good upside potential. Based on our analysis, the most probable subject capitalization rate is at the middle of the above range, or 8.75 percent.

           $507,208/ .0875       =       $5,796,665
                                         $5,800,000     (rounded)

                             INCOME APPROACH SUMMARY
--------------------------------------------------------------------------------

INCOME

      Gross Annual Rental Income                      $903,560
      Laundry                                         $  8,500
                                                      --------
    TOTAL GROSS INCOME                                $895,060

Less: Vacancy & Collection Loss Allowance (3%)         (26,852)
                                                      --------

EFFECTIVE (COLLECTED) GROSS INCOME                    $868,208

    Stabilized Operating Expenses                           Per Unit (rd)
    -----------------------------                           -------------

         Payroll                             $ 71,000           $710
         Taxes (Prop 13)                     $ 58,000           $560
         License & Permits                   $  2,000           $ 20
         Utilities                           $ 82,000           $830
         Insurance                           $ 11,000           $110
         Management Fee                      $ 35,000           4%
         * Administrative                    $ 17,000           $180
         Maintenance + Repair                $ 45,000           $450
         Landscape/Cable T.V./Security       $ 18,000           $190
         Replacement Reserves                $ 22,000           $220
                                             --------           ----

      * includes - Advertising & Promotional

TOTAL OPERATING EXPENSES                     $361,000           $3,600(41.5%)

NET OPERATING INCOME (NOI)                                      $507,208
OVERALL CAPITALIZATION RATE (Applied to NOI)                     .0875
                                                                 -----
--------------------------------------------------------------------------------
Market Value As Is:                                                $5,796,665
Rounded:                                                           $5,800,000
--------------------------------------------------------------------------------


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Pine Grove Apartments, Pacific Grove, CA


Other Capitalization Procedures

Other capitalization methods may be used in the appraisal of apartment properties, although their understanding and use falls far short of direct capitalization. The Discounted Cash Flow analysis (DCF) is one such method. In this procedure, the value of a property is equivalent to the present value of the annual before tax cash flows, over an assumed investment holding period, plus the sale (reversion) of the property at the end of the holding period, at a single discount rate. The advantage of this approach is that it identifies variability in annual cash flows, especially in a startup operation.

The Discounted Cash Flow Analysis requires several assumptions that impairs its reliability. For this reason, it is oftentimes considered a secondary valuation method in the appraisal of apartment appraisals.

In this appraisal, the DCF procedure has not been used as it does not provide any additional insight into the valuation of this property. There are several reasons for excluding this approach. There is nothing to suggest at this time that there will be substantial changes in income patterns, although the near-term trend appears to be continued strengthening and gradual increasing of rents. Another reason is that there would be several assumptions that would have to be made. Perhaps the most compelling is that the sales were not purchased on a DCF approach. Employing a DCF for the subject would require that inferences be made about each sales as to applicable yield and going-out capitalization rates, as well as hold periods and annual expense and income increase (or decrease) projections. If the majority of these sales were purchased in this manner, then a DCF would have applicability; however, this is not the case.

Income Approach Conclusion

The Income Approach concludes a value of $5,800,000.


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Pine Grove Apartments, Pacific Grove, CA


SALES COMPARISON APPROACH
================================================================================
The Sales Comparison or Market Data Approach involves making an analysis of the property being appraised based on sales of similar properties. To a lesser degree, this procedure may consider the asking prices of current listings. The market data approach presumes that a prospective purchaser would pay no more for a property than the amount with which he or she could buy another of equal utility. The reliability of this procedure is determined by: 1) availability of comparable sales; 2) comparability of sales in terms of date of sale, location, size, density, or other physical characteristics; and, 3) verification of the sales data.

Although there are variations, apartment property sales are often analyzed using four unit-of-comparison indicators:

           o  Price per unit
           o  Gross Income Multiplier or Effective Gross Income Multiplier
           o  Price per Rentable Square Foot
           o  Price per Room

Price Per Unit Method: The price per unit method is most often affected by unit size, condition, overall functional utility, and location of a property. Sales with high average unit sizes which are situated in the most desirable locations tend to command the highest price per unit. Naturally, the existing potential rent levels also affect the sale price, thus influencing the price per unit value. Each of these factors determine the amount of net operating income that can be generated per unit which is a fundamental measurement of investor return when applying the price per unit method.

Price Per Room Method: Sale price per room demonstrates the same relationship as price per unit. Applying the same logic discussed above, which considers the average unit size of the subject, existing rent levels, and location relative to the comparable sales, a value per room can be estimated for the appraised property.

Price Per Square Foot Method. While size is a strong influence in sale price per unit and price per room, the rent levels attained by a property per square foot are closely related to the price per square foot it may attain in the marketplace. It is generally true that all else being equal, the rent per square foot for larger units is less than the rents per square foot for small units. Thus, apartment buildings which have larger unit sizes have lower rents per square foot and therefore have lower selling prices per square foot.

Gross Income Multiplier Method: The gross income multiplier (GIM) technique is oftentimes perceived as one of the most accurate market measure of value by the Direct Sales Comparison Approach. The GIM is calculated by dividing the sale price of the sale property by its gross annual income. This method tends to equalize property differences such age, size, and number of units. In general, where there is a fee simple title, apartment properties tend to sell at 5.5 to 8 times multiple on actual income. The range is tempered by a number of factors that include location, condition, quality, and upside rental potential. The more desirable properties with good track records will typically be higher on the scale, whereas lower quality facilities in weak locations tend


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Pine Grove Apartments, Pacific Grove, CA


to fall at the lower side. Since the GIM involves gross income rather than net income, the appraiser must compare the level of expenses of the comparables with the subject. This technique works best when expense operating ratios are reasonably consistent. Comparison is not straightforward, for example, when the sale property has an operating expense ratio that is significantly higher than the subjects'. Consequently, when estimating a GIM, care must be taken when comparing gross incomes. A variation of the GIM technique--effective gross income multiplier (EGIM)--is calculated by dividing the sale price by the effective gross annual income instead of the gross annual income. This technique, however, often does not result in a further refinement since apartment vacancy (and collection loss) throughout the region is very low.

Comparable Sales Description & Analysis

A search for apartment properties was made on the Monterey Peninsula and surrounding areas. No market sales of larger apartment complexes (over 75 units) in Pacific Grove or on the Peninsula during 1995 and 1996 were found. The most recent apartment transaction in Pacific Grove occurred in 1993; however, this was an REO that sold well below market potential. A summary of these sales is summarized on the following pages. Additional information is included in the Addenda.

To obtain more recent sales data, it was necessary to expand the search into nearby cities and counties. The strongest sales activity at this time is taking place in Santa Clara County, adjacent to the north of Monterey County. A number of larger sales have also taken place in Santa Cruz County, to the west. A brief description of each sales area and how it relates to Pacific Grove is summarized in the following paragraphs.

Santa Clara County/San Jose: This is the largest county in the region with a population of over 1.4 million. It contains the City of San Jose, the third largest city in California. "Silicon Valley" originated in Santa Clara County. The county is home to over 2000 electronic firms, including industry leaders such as Intel and Hewlett-Packard. Over the past 20 months, technological employment has dramatically increased resulting in the creation of several new jobs. To fill new jobs, several thousand people have moved into "Silicon Valley" thus creating a demand for housing. As a result, apartment and other housing rents have increased substantially, nearly doubling from previous lows in some cases. Investors have now caught on to increasing rental activity, and sales activity is brisk. This market has "filtered" into nearby communities, including Santa Cruz, Alameda County, but to a much lesser degree, Pacific Grove.

The resurgence of the Santa Clara County market comes after six years of sluggish performance. The last major upswing was in 1982-85 when rents increased annually by 18 to 20 percent. From 1995 to 1989, rents and vacancy were steady. In late 1989, following the Loma Prieta earthquake and a decline in economic activity, vacancy levels started to increase and rents became soft with rental concessions given in some complexes. Starting in late 1994, the market started to once again turn upward. In 1995, economic conditions improved and rents increased to reflect a landlord's market. Today, vacancy is extremely low with very units available for rent. This is expected to continue for at least the next six to 12 months as little land is available for new apartment construction.

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

                    COMPARABLE MARKET DATA - APARTMENT SALES


      Project Name
Sale  Location                     No. Units    Sale Date (COE)     Year        Sale        Price/    GIM       Price Per Unit
 No.  A.P.N.                       RSF-Bldg                         Built       Price       Sq. Ft    OAR       Cash-on-Cash
===============================================================================================================================
[1]   Willow Gardens Apartment
      1750 Stokes Street              186           6/14/96         1971     $13,650,000    $85.17    7.04          $73,387
      San Jose, CA                  160,260                                                           8.54%             6.8%
      -------------------------------------------------------------------------------------------------------------------------
      2-story apartment garden style built in 1970. Word frame, wood exterior. Average quality and condition. 190 covered parking spaces (carports). Amenities include pool, spa, laundry, recreation room, balconies/patios, storage lockers, a/c.
      6.40 acres (29.06 du/ac). First loan $10,600,000 from St. Paul Federal Bank. Document #13330744.
      -------------------------------------------------------------------------------------------------------------------------

[2]   Ocean Terrace
      1630 Merrill Street              100
      Santa Cruz, CA                80,724 sf       7/12/96         1972     $6,300,000     $78.04    6.5           $63,000
                                                                                                      8.6%              8.1%
      -------------------------------------------------------------------------------------------------------------------------
      100-unit garden style built on 2.7 acres in county area of Santa Cruz. Built in 1972, there are six buildings, a pool, exercise room, sauna, three laundry rooms, and on-site manager's office. Wood frame construction. Average quality and avg+
      condition. 130 on-site parking spaces. AEK kitchens, $4,725,000 first from Home Savings of America.
      -------------------------------------------------------------------------------------------------------------------------

[3]   Fox Creek Village
      196 West Alvin Rd.,               168          9/24/94        1986     $9,350,000     $66.31    6.8           $55,650
      Salinas, CA                   141,856 sf                                                        9.1%             9.87%
      -------------------------------------------------------------------------------------------------------------------------
      Built in 1986, Fox Creek Village consists of 76, 1/br/1ba units measuring 708 sf; 24, 2br/1ba units measuring 875 sf, and
      68, 2/br/1ba units 986 sq ft. The gross building area is 145,023; the net rentable has been reported at 141,856 sf. 36 units have wood-burning fireplaces. Units include patios or balconies, refrigerators, microwaves, dishwashers, disposals, and laundry hook-ups. There are laundry rooms with washers and dryers in the complex. Above average to good quality and condition. One covered parking space per unit.
      -------------------------------------------------------------------------------------------------------------------------

[4]   Shangri La Apartments
      2875 David Avenue               43           10/21/93         1968     $1,610,000     $65.23    5.5           $37,441
      Pacific Grove                 24,682                                                           10.25%              15%
      -------------------------------------------------------------------------------------------------------------------------
      REO SALE. Below-market price. Average quality in fair to average condition at time of sale. 1.49 acres. 32, 1br units. 11,
      2Br units. All cash to seller. Garden walk-up. Average location.
      -------------------------------------------------------------------------------------------------------------------------

===============================================================================================================================

  Note: The above date was obtained from sources deemed reliable. However, the accuracy of the data cannot be guaranteed by R. Saia, MAI Associates (9/96)

                    COMPARABLE MARKET DATA - APARTMENT SALES

      Project Name
Sale  Location                     No. Units    Sale Date (COE)     Year        Sale        Price/    GIM       Price Per Unit
 No.  A.P.N.                       RSF-Bldg                         Built       Price       Sq. Ft    OAR       Cash-on-Cash
===============================================================================================================================
      Hidden Creek Apartments
[5]   200 Button Street               146          7/14/94          1973     $7,400,000     $77.81    6.78          $50,685
      Santa Cruz, CA                95,100                                                            9.6%              N/A
      -------------------------------------------------------------------------------------------------------------------------
      3.8 acres (37 du/ac), 2-story, nine buildings. Garden style walk-up. Average quality and condition. 42 studios, 60
      1br/1ba, 44 2br/1ba units. About half of complex is subsidized housing tenants. Financing terms n/a. Marketing time = 3 months. Amenities include pools, creek fountain and extensive landscaping.
      -------------------------------------------------------------------------------------------------------------------------

      North Bay Apartment
[6]   41 Granview Street              115          12/15/95         1989     $8,550,000     $81.88    6.11          $74,348
      Santa Cruz                    104,421                                                          10.15%            10.8%
      -------------------------------------------------------------------------------------------------------------------------
      Good quality, 2-story garden style complex built in 1989. Average to good location. Buyer had to pay $300,000 in repairs and $175,000 in commissions. Cap Rate is somewhat high based on other sales of similar age, size, and location. Property was never exposed to open market.
      -------------------------------------------------------------------------------------------------------------------------

===============================================================================================================================


  Note: The above date was obtained from sources deemed reliable. However, the accuracy of the data cannot be guaranteed by R. Saia, MAI Associates (9/96)

Pine Grove Apartments, Pacific Grove, CA

Housing prices in the better areas of San Jose are similar to those in Pacific Grove, but the average home price in Pacific Grove is higher. However, income levels are higher in San Jose, and apartment rents are typically higher (as are values).

Santa Cruz: In general, rental housing in Santa Cruz is similar to the Monterey Peninsula. Santa Cruz is located on the north side of the Monterey Bay across the bay from Monterey. Santa Cruz is a good area to draw comparable sales for comparison to Pacific Grove. In fact, Sale Number 2, located in Santa Cruz county, is an excellent comparable. Santa Cruz is a coastal community that relies heavily on tourism and agriculture; some technology has filtered into the area from Silicon Valley (similar to Monterey Peninsula). Rents have been increasing, but not nearly at the pace of San Jose. Occupancy is also extremely high in this area.

Adjustment Process

The most common unit of comparison indicator for apartments is price per unit. As such, the subject has been adjusted to the comparable sales on this basis. A sequence for making adjustments must be followed when percentage adjustments are calculated and added together. The first adjustment is for property rights conveyed. In this case, all properties sold fee simple or leased fee (short term leases of less than one year); no leasehold sales were included. Thus, no adjustment was required.

The second adjustment converts the transaction price of the comparable into its cash-equivalent or modifies it to match the financing terms projected for the subject property. No sales with financing favorable enough to significantly influence the sales price were included, no adjustment was required.

The third adjustment is made for conditions of sale or other (e.g., personal property included in sale price). With the exception of sale #4, no REO or distressed sales were included, and no sales with furnished units were considered. Every apartment has some amount of personal property that transfers with the property; however, these items are nominal.

Other adjustments considered were based on differences in market conditions, appeal, quality/density, condition, and size. No specific adjustment was made for rent control (i.e., San Jose complexes), although this is considered in the location adjustments. There is no rent control in Pacific Grove.

Shown on the following pages is a table summarizing eight apartment sales. Additional information concerning each sale, including recording data and a photograph, is in the Addenda.

Apartment Sale Number 1, at $73,387 per unit, is a June 1996 sale of the Willow Gardens Apartments, an 186-unit garden style walk-up apartment located in a centrally-located middle-income neighborhood in San Jose. This is an average quality complex in average condition at time of sale. There are 162, two bedroom/two bath units, and 24, three bedroom/two bath units. The average unit size is 861 square feet. Amenities consist of a pool, spa, recreation building, and laundry rooms. The project sits on 6.40 acres, indicating a density of 29.06 units per acre. The project falls under San Jose Rent Control, which limits rental increases to eight percent with pass-through for extraordinary and capital expenses


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The purchase price of $13,650,000 represents a rentable per square foot indicator of $85.17, and a per room value of $17,773. The GIM on actual rental income is 7.04. On market rents, the GIM is 6.29, indicating reasonably good upside rental potential. The Overall Capitalization Rate is 8.54 percent on actual income less actual expenses adjusted for new taxes and reserves. The cash-on-cash rate is 6.8 percent.

In comparison to the subject, a downward adjustment is required for location. As noted, San Jose rent levels are higher than those found in Pacific Grove. For example, a two bedroom/two bath unit at Willow Garden is $1,000+, or about $150-200 per month per unit higher than in Pacific Grove. A downward adjustment of 10 percent as based on rental differential appears reasonable (see appeal adjustment below). The subject's average unit size at only 692 square feet is well below the comparable, resulting in a 10 percent downward adjustment. The quality and condition are relatively similar, although the subject has better appeal (adjusted for under location). Adjusting this comparable by 20 percent, results in an indicated subject per unit value of $59,000 (rounded).

Apartment Sale Number 2, at $63,000 per unit, is a July 1996 sale of the Ocean Terrace Apartments, an 100-unit garden style walk-up apartment located in an unincorporated area of Santa Cruz County between the cities of Capitola and Santa Cruz. This is an average plus quality complex in above average condition at time of sale. There are 52, two bedroom/units, and 32, one bedroom/ units. There are also 16, 3 bedroom units. The average unit size is 807 square feet. Amenities consist of a pool, sauna, exercise room, and laundry rooms. The project sits on 2.70 acres, indicating a density of 37 units per acre.

The purchase price of $6,300,000 represents a rentable per square foot indicator of $78.04, and a per room value of $16,406. The GIM on actual rental income is
6.5. Market rents were about 3 percent higher than actual income during the six month marketing period. The Overall Capitalization Rate is 8.6 percent on actual income less actual expenses adjusted for new taxes and reserves. The cash-on-cash rate is 8.1 percent.

In comparison to the subject, a downward adjustment is required for location. As noted, Santa Cruz rent levels are similar to Pacific Grove. For example, a two bedroom unit at Ocean Terrace is $800-850+, compared to $795 to $825 at Pine Grove. No location adjustment is required. The subject's average unit size is smaller, resulting in a 5 percent downward adjustment. Both complexes are 100 units, thus no size adjustment is required. Adjusting downward by a total of 5 percent, results in an indicated subject per unit value of $60,000 (rounded).

Apartment Sale Number 3, at $55,655 per unit, represents Fox Creek Village, an 168-unit two-story garden complex built in 1986, located in north Salinas. Fox Creek includes a pool, tennis court, recreation building and laundry facilities. There are 76, one bedroom units; and, 92 two bedroom units. The average unit size is 844 square feet - almost 25 percent higher than the subject. Some of the units have fireplaces. Parking is by carport stalls and open spaces. The overall quality and condition are good, superior to the subject.

An adjustment of 15 percent is made for this property's lower effective age and superior and amenities. However, a 15 percent adjustment is required for the subject's superior location. Although there are no


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sales in Salinas to determine whether apartment property value has increased since the September 1994 sale date, it is logical to assume that since rents are now somewhat higher that values are likely higher as well. Consequently, an upward adjustment of 5 percent is made. Overall, the adjustments total upward by 5 percent, indicating a subject unit value of $58,000 (rounded).

Apartment Sale Number 4, at $37,441 per unit, is the Shangra La Apartments, located nearby the subject along David Avenue, in Pacific Grove. This is a two-story, 43-unit complex built in 1968. It is of average quality and design, inferior to the subject. The average unit size of only 574 square feet is significantly smaller than the subject. The condition, at time of sale, was fair to average, and is also inferior to the subject. The property sold in October 1993 at $1,610,000, or $65.23 per square foot of rentable area. Financing consisted of a 30 percent cash downpayment and a new first from Home Savings.

Sale Number 4 was an REO sale that reportedly generated several written offers due to the low pricing. The low pricing reflected the lender's desire to dispose of the property quickly. The sales price was less than the debt. According to the listing agent, 10 offers were received within the first two weeks the property was marketed. The buyer is a local resident who owns other rentals in the area.

The below-market transaction makes comparison with the subject difficult. Moreover, the subject is a superior property in terms of physical characteristics. Substantial upward adjustments are required. Pine Grove would sell well above the per unit value as represented by this sale.

Apartment Sale Number 5, at $50,685 per unit, represents a nine building, two-story, garden style complex of average quality. The project is located near Highway 1 in the City of Santa Cruz. It is in a neighborhood of predominately small bungalow single family homes built from 1930 to 1970; a new zero-lot line SFR development is located directly across. There are 42 studio units with an average size of 550 square feet; 60, 1br/1ba units @ 650 sf; and, 44, 2br/1ba units of 750 sf. The rentable area is 95,100 square feet (avg. unit = 651). There are no recreational amenities except for pool and common utility rooms. Landscaping is extensive in some areas. One-half of the units are subsidized housing units. At time of sale, "market" rents were $600 for studio, $750 for 1 bedrooms, and $850 for two bedrooms. The gross and net incomes are estimates based on reported actual income per MLS listing (#369018). According to assessor's office, some buildings had deferred maintenance, however, the cost to repair is not known.

The subject is located in a more desirable neighborhood, but rental rates are about the same. No location adjustment has been made. No adjustment are required for average unit size. The subject is superior in quality and appeal, thus an upward adjustment of 10 percent has been made. Overall, a 10 percent adjustment results in an indicated subject unit value of $56,000 (rounded).

Apartment Sale Number 6, at $74,348 per unit, is located in west Santa Cruz off Highway 1. This is a good quality walk-up garden design built in 1989. It is the newest complex built in west Santa Cruz area. Amenities include a swimming pool and carport parking. There are no other recreational facilities, although the complex is within a short drive to beaches and three miles to Santa Cruz Beach & Boardwalk (good tenant appeal). The buyer paid $300,000 in repairs and $175,000 commission, thus actual price was somewhat higher than reported above. The property


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was never exposed to the open market. The higher than normal capitalization rate is reflective of this and the extra cost to the buyer of repairs and commission. There are 18, 1br/1ba units; 69, 2br/2ba units; and, 28, 2br/2.5 ba units.
Market rents are about 3-5 % higher than actual.

In comparison to the subject, downward adjustments are required for age, average unit size and size. We estimate these to be 20 percent. The indicated subject value per unit from this sale is $59,000 (rounded).

Sales Comparison Approach Summary & Conclusion

The sales analyzed in the sales comparison approach range in size from 60 to 331 spaces, and in unadjusted price from $50,634 to $74,387 per unit. After adjustment, the sales indicated the following range of value:

      Sale 1      Sale 2      Sale 3      Sale 4      Sale 5      Sale 6
      ------      ------      ------      ------      ------      ------
      $59,000     $60,000     $58,000     *N/A        $56,000     $59,000

* - not adjusted due to REO/distressed circumstances

For one reason or another, the sales are not highly similar. These sales do, however, provide a reasonably narrow range of potential subject value. The sales consistently group around $58,000 to $60,000. As such, the subject's indicated per unit value is $59,000, or as outlined below.

--------------------------------------------------------------------------------
                 100 units   x   $59,000/unit  =  $5,900,000
--------------------------------------------------------------------------------

Check for Reasonableness: Based on a market value of $5,900,000, the subject property would have the following unit of comparison indicators:

                   Price Per Rentable SF:   $85.22
                   Price Per Room:          $18,210
                   GIM:                     6.59

Price Per Rentable SF: The unadjusted range of the comparables is $59.11 to $85.17. Although towards the upper end, the indicated $85.22 per square foot value is supported by the range.

Price Per Room: The unadjusted range of the comparables is $14,157 to $19,344; most are in the $14,000 to $16,000 range. The subject is at the upper end, but supported.

GIM: The range of the comparables is 6.01 to 7.83; most range from 6.01 to 6.8. At 6.5, the subject is adequately supported by the sales. Consequently, it is our opinion that the above value estimate is supported by the GIM technique.


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All three unit-of-comparison indicators support the per unit value conclusion.
The most important of the three -- GIM --- supports the conclusion, therefore we have concluded the following Sales Comparison Method value:

CONCLUSION:       $5,900,000


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RECONCILIATION OF THE VALUE ESTIMATES

The market value of the subject property has been estimated by two of the three traditional appraisal approaches. The indications given by each are summarized as follows:

            Income Approach               $5,800,000
            Sales Comparison Approach     $5,900,000

In order to determine our final opinion of value, the reliability and relevance of each value based upon the quality of data collected, and the applicability of the assumptions underlying each approach was considered.

The cost approach was not used in this appraisal. Although it may have some relevancy, it is not a primary valuation method.

The Sales Comparison Approach is a more accurate method than the Cost Approach, but is flawed to some degree by the limited number of comparable sales in the Pacific Grove/Monterey Peninsula area. The sales that were available, however, provided consistent support.

The Income Capitalization Approach is the better of the two methods, but is also flawed to some degree by the lack of recent sales in Salinas. The sales provided a strong central tendency in indicating that capitalization rates are within a range of 8.0 to 9.5 percent; however, market conditions are improving and capitalization rates may be decreasing. Without recent empirical data in Pacific Grove, however, it is difficult to pinpoint a specific rate for the subject property. Still, most weight has been given to the Income Approach in concluding a final value estimate.

STATEMENT OF VALUE

Based on the foregoing analysis, the value of the subject property, as of September 28, 1996, is estimated as follows:

                   FIVE MILLION EIGHT HUNDRED THOUSAND DOLLARS
                                  ($5,800,000)


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MARKETING PERIOD
================================================================================
The sales marketing time is the time that it should take to market and sell the property in its "as is" condition as of the date of the appraisal. This should not be confused with exposure time which is the amount of time necessary to expose a property to the open market in order to achieve a sale.

Marketing time is a forward estimate of the amount of time necessary to expose a property on the open market in order to achieve a sale from the effective date of the appraisal.

Indications of the marketing times associated with the "as is" market value estimates are provided by the marketing time of sale comparables, and interviews with participants in the market. The sales marketing period is a period of time that is reasonable in light of a given property's characteristics and market conditions, based on certain assumptions. To our knowledge, there have been no sales the size of the subject in the Northern Monterey County market area over the past year. Sales from other parts of Northern California indicate that the marketing time would be less than 6 months.

Apartment sales that have taken place over the past 24 months indicate that marketing times rarely exceed 6 months, and usually fall between 1 to 6 months. The length of time is not only a function of physical and locational characteristics, but the marketing and pricing. Based on the subject characteristics and assuming a list price close to the estimated market value, marketing time is estimated at 2-5 months.

EXPOSURE PERIOD
================================================================================
USPAP requires that an estimate of reasonable exposure time be made in the performance of an appraisal where the value being sought is "as-is".

In the USPAP, the Comment to Standards Rule 1-2(b) states:

When estimating market value, the appraiser should be specific as to the estimate of exposure time linked to the value estimate.

The Comments to Standard Rules 2-2(a)(v) and 2-2(b)(v) state:

 ...Defining the value to be estimated requires both an appropriately referenced definition and any comments needed to clearly indicate to the reader how the definition is being applied [See Standards Rule 1-2(b)]...

The Statement issued by the Appraisal Standards Board is as follows:

Reasonable exposure time is one of a series of conditions in most market value definitions. Exposure time is always presumed to precede the effective date of the appraisal.


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Exposure time may be defined as follows: The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market.

Exposure time is different for various types of real estate and under various market conditions. It is noted that the overall concept of reasonable exposure encompasses not only adequate, sufficient and reasonable time but also adequate, sufficient and reasonable effort. This statement focuses on that time component.

The fact that exposure time is always presumed to occur prior to the effective date of the appraisal is substantiated by related facts in the appraisal process: supply/demand conditions as of the effective date of the appraisal; the use of current cost information; the analysis of historical sales information (sold after exposure and after completion of negotiations between the seller and buyer); and the analysis of future income expectancy estimated from the effective date of the appraisal.

Since there are few comparable properties to the subject that have sold in this market area, estimating exposure time is based more on discussions with knowledgeable real estate professionals. All of the sales with known marketing times took less than 6 months.

The exposure time period assumes that the subject is appropriately priced and marketed. Obviously, a list price that is significantly higher than what the property is worth will result in a longer than typical marketing period. Although it could be sooner or later, our best estimate of an exposure period (based on our appraised value) is 4 months.

ALLOCATION OF FURNITURE, FIXTURES AND EQUIPMENT
================================================================================
For the most part, apartment in the subject region do not require significant furniture, fixtures or equipment as part of the ongoing operation of the property. In the case of the subject, FF&E is minimal and contributes only a nominal value to the overall property worth. Personal property items observed on the premises include pool equipment, furniture in the recreation/clubhouse, office furniture and equipment (e.g., computer/printer) carts, supplies, etc.

The market value of the above is estimated at less than $15,000. Some of the personal property items such as the computer and copier (i.e., office equipment) would be removed upon sale. All of the comparables had similar amounts of personal property items that were included in the sale, thus there is no need for an adjustment.

Although not as management intensive as a hotel, apartments require management expertise that technically creates some (minor) going-concern value. In valuing the subject, any going-concern/goodwill has effectively been removed by deducting an offsite professional management


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fee. The net incomes estimated from each sale comparable also had offsite management fees deducted. It is assumed that the subject will continue to operate under professional management.

In conclusion, the estimated market value of the subject is of the real estate only; FF&E (personal property) is nominal and any going-concern/goodwill value would have been removed in the deduction of an offsite professional management fee.


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ASSUMPTIONS AND LIMITING CONDITIONS
================================================================================
The estimate of value contained herein is based upon and subject to the following assumptions and qualifying conditions, to which the addressee shall be deeded to consent by acceptance hereof:

It is assumed that merchantable fee simple title, free of encumbrance, is vested in the owner of record. It is recognized that a potential purchaser would likely consider the effect of value through consideration of the maximum conventional financing available for the property type as of the date of value.

It is assumed that the property is subject to lawful, competent and informed ownership and management. It is also assumed that all financial information on the business operation is correct; errors or misstatements may have a material impact on the appraised value. We reserve the right to make changes if such errors or misstatements were later discovered.

It is assumed that the information supplied by the addressee as to the parcel or parcels of real estate is correct and complete, including the legal description as it appears in this report. The appraisers assume no responsibility for matters of legal nature affecting the property or the title thereto, nor does the appraisers render any opinion as to title. No attempt has been made to render an opinion of or status of easements that may exist.

It is understood that exhibits included In this report are solely for the purpose of assisting the reader to visualize or understand its content and are not intended to be exact in scale or detail. It is understood that no survey has been made to render an opinion of or status of easements that may exist.

It is understood that material contained herein which is stated to be or is obviously furnished by others is believed to reliable but has not been verified except as specifically stated. Such information is believed to be true and correct; however, no responsibility for accuracy can be assumed by the appraisers.

We are not required to give testimony or appear in court because of having made this appraisal, with reference to the property in question, unless arrangements have been previously; made therefor.

The distribution of the total valuation in this report between land and improvements applies only under the existing program of utilization, The separate valuations of land and building must not be used in conjunction with any other appraisal and are invalid if so used.

If this appraisal contains a valuation relating to a geographical portion of a large parcel or tract or real estate, the value reported for such geographical portion relates to such portion only and should not be construed as applying with equal validity to other portions of the larger parcel or tract, and the value of all geographical portion may or may not equal the value to the entire parcel or tract considered as an entity.


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We assume that there are no hidden or unapparent conditions of the property, subsoil or structures which would render it more or less valuable. We assume no responsibility for such conditions or for engineering which might be required to discover such factors. The appraisers assume the mechanical equipment to be in good working order unless expressed otherwise.

Unless otherwise stated in this report, the existence of hazardous materials, which may not be present on the property, was not observed by the appraisers. The appraisers have no knowledge of the existence of such materials on or in the property. The appraisers, however, are not qualified to detect such substances. The presence of substances such as asbestos, urea-formaldehyde foam insulation, or other potentially hazardous materials may affect the value of the property. The value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

All information and comments concerning the location, neighborhood, trends, construction quality and costs, loss in value from whatever cause, condition, rents, or any other data of the property appraised herein represent the estimates and opinions of the appraisers formed after an examination and study of the property.

While it is believed the information, estimated and analysis given and the opinions and conclusions drawn therefrom are correct, the appraisers do not guarantee them and assumes no liability for any errors in fact in analysis or in judgment.

Disclosure of the contents of this appraisal report (especially any conclusions as to value), the identity of the appraisers or the firm with which they are connected, or any reference to the Appraisal Institute, or the SRPA/MAI designations shall not be disseminated to the public through advertising media, public relations media, news media, sales media, or any other public means of communication without the prior written consent and approval of the undersigned.

The appraisers are considered the owner of the report, and delivery of same has been to addressee only for his specific intended real estate decision.

Certain forms, formatting and techniques contained herein are private property and proprietary in nature. As such, they are protected under state and federal laws covering trademarks, copyrighting, etc. Copying or re-use is strictly prohibited without expressed written consent.

Certain information contained herein is considered "not for public knowledge" and is provided herein "under strictest confidence." Said information shall be used only in connection with the business decision as specifically described in the function of the appraisal. No other use of any information contained herein is permitted. Said information shall not be re- used, shared, disclosed, etc., except in accordance with the certification, limiting conditions, function and purposes as contained herein. Any deviation from the above may subject the user to additional legal action for invasion of privacy.


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Acceptance and use of this report constitutes specific and implied consent to all condition, limitations, etc. Further, the client shall hold harmless the appraisers for any unpermitted use or action resulting from such use.

On appraisals subject to satisfactory completion of repairs, alterations, or new construction, the appraisal report and value conclusions are contingent upon completion of the improvements in a timely and workmanlike manner, and as of the effective date of the appraisal.

Any projections in income and expenses in this report are not predictions of the future. Instead, they are an estimate of current thinking of market participants of what future income and expenses will be. No warranty or representation is made that these projections will materialized.

This appraisal was prepared for Home Savings as client to be used in lending decisions or any related business pertaining to its interest in the appraised property. If an informational copy has been provided to the owner it should not be utilized for other functions.

The Americans with Disabilities Act (ADA) became effective January 26, 1992. The appraiser has not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA.


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CERTIFICATION OF APPRAISAL
================================================================================
I certify that, to the best of my knowledge and belief:

1.    The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions and conclusions.

3. I have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

4. My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

5. The analyses, opinions and conclusions were developed, and, this report has been prepared, in conformity with Title XI of the Federal Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA) and its regulations, as well as the Code of Professional Ethics and Standards of the Professional Conduct of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice (USPAP) of the Appraisal Foundation and the Appraisal Institute.

6. Robert Saia and James Barcells, SRA have made a personal inspection of the property. Mr. Saia's General Certificate from the State of California is valid and in good standing as of the appraisal date.

7. No one other than the undersigned prepared the analyses, conclusions, and opinions concerning real estate that are set forth in this appraisal report. It should be noted that James Barcells helped with the preparation of the report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. Members of the Appraisal Institute are required to meet certain continuing education requirements. As of the date of this report, Mr. Saia have completed the requirements of the program of the Appraisal Institute.


/s/ Robert S. Saia
-------------------------
Robert S. Saia, MAI
OREA Cert. #AGO03191


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                                  -- ADDENDA --


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                         PHOTOGRAPHS OF SUBJECT PROPERTY

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                         PHOTOGRAPHS OF SUBJECT PROPERTY

                                [PHOTOS OMITTED]


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                              REGIONAL LOCATION MAP

                               [GRAPHIC OMITTED]

                            NEIGHBORHOOD LOCATION MAP

                                [GRAPHIC OMITTED]

                                    PLAT MAP

                                [GRAPHIC OMITTED]

                              RENTAL LOCATION MAP

                                [GRAPHIC OMITTED]

                          COMPARABLE SALES LOCATION MAP

                                [GRAPHIC OMITTED]

                          COMPARABLE SALES LOCATION MAP

                                [GRAPHIC OMITTED]

                             APARTMENT SALE NUMBER 1


Project Name:              Willow Garden Apartments

Location:                  1750 Stokes Street, San Jose

Assessor's Parcel No.:     284-24-008

Grantor:                   Marie Helen Pejcha Trust

Grantee:                   Willow Gardens Ltd.

Rec. Doc. #:               #13330744

Sales Date:                June 14, 1996

Sales Price:               $13,650,000

No. of Units:              186

Condition/Quality:         Average/average

Site Area:                 6.40 acres (29.06 du/ac)

Year Built:                1971

--------------------------------------------------------------------------------
Value Indicators:          Price/Unit: $73,387        Price/Room: $17,773
                           GIM: 7.04                  Price/RSF: $85.17
--------------------------------------------------------------------------------

Stabilized NOI Est.:       $1,165,752

--------------------------------------------------------------------------------
OAR:                       8.54%
--------------------------------------------------------------------------------

Occupancy:                 99.0% (1 unit vacant @ time of sale)

Financing:                 see comments below

Comments:                  Average quality garden style two-story walk-up built
in 1971. Average condition and appeal. There are 162, two bedroom/two bath units, and 24, three bedroom/2 bath units. Gross rentable area is 163,740 sf. Zoning is R-4, high density. Located in area of apartments, condominiums and single family homes (middle income) with commercial/retail along major arterials. Centrally-located, close to shopping, schools, employment and freeway access. Financing terms consisted of $10,600,000 first, and a seller second of $1,275,000 @ 8%, 2 yrs. The buyer put down $1,775,000. The market income is estimated at $2,170,200 and the actual was $1,940,052 at time of sale. The market derived GIM is 6.29, and the market derived OAR is 9.06% (actual OAR = 8.54%). Under San Jose Rent Control Ordinance which limits annual rent increases to 8 percent.

Source/Confirmation: various, including public records, inspection, Comps Inc., Stan Jones Marcus & Millichap.

                                [PHOTO OMITTED]

                             APARTMENT SALE NUMBER 2

Project Name:              Ocean Terrace

Location:                  1630 Merrill Street, Santa Cruz

Assessor's Parcel No.:     027-274-41

Grantor:                   Santa Cruz Central Investments

Grantee:                   D&M Piterman

Rec. Doc. #:               #8760321

Sales Date:                July 12, 1996

Sales Price:               $6,300,000

No. of Units:              100

Condition/Quality:         Average+/Average+

Site Area:                 2.7 acres (37 un/ac)

Year Built:                1972

Indicators:                Price/Unit: $63,000        Price/Room: $16,406
                           GIM: 6.5                   Price/RSF: $78.04

Stabilized NOI Est.:       $543,984

OAR:                       8.6%

Occupancy:                 100% (0 unit vacant @ time of sale)

Financing:                 New First from Home Savings (see below)

Comments:                  100 unit garden style two-story walk-up built in
1972. It is located in an unincorporated area of Santa Cruz County one mile from the city limits of Santa Cruz and two miles north of Capitola Village, a seaside tourist area. The neighborhood is predominately average quality single family and apartments with scattering of mobilehome parks and small retail/shopping centers. The ocean is approximately one-half mile south. Amenities include a pool, sauna, three laundry rooms, on-site manager's office, and exercise room. There are six buildings on the 2.7 acre site. Construction is wood frame and wood siding and stucco. Roofs are flat tar and gravel. Parking is 130 spaces. All units feature AEK kitchens including dishwashers, refrigerators, garbage disposals and R/O's. There are 32, 1br/1ba units containing 624 sf; 40, 2br/1ba units measuring 860 sf; 12 units are 2br/1.5 ba @ 923 sf; and, 16 are 3br/2ba units @ 955 square feet. Market rents range from $680-695 for the 1br units to $955-$980 for the 3br units. The 2 br units range from $780 to $855. Based on market rents, the monthly gross rental income is $79,950. Laundry income is $1,125 per month. The actual income for January 1996 was $77,480, or 3% below market. Based on market rental income and laundry income, gross annual income is projected (over next 12 months) at $972,900. Deducting 4 percent for vacancy and collection loss, results in EGI of $933,984. Expenses estimated by seller are approximately $390,000 (including reserves), resulting in a NOI of $543,984 and a cap rate of 8.6 percent. The Home Savings first loan has an estimated annual debt service of $416,044, yielding cash flow of $127,939 and a cash-on-cash rate of 8.1%. reportedly, the property was purchased by the seller in 1985 at $5,200,000 (unconfirmed).

Source/Confirmation: Home Savings of America, South Bay Equities

                                [PHOTO OMITTED]

                             APARTMENT SALE NUMBER 3

Project Name:              Fox Creek Village

Location:                  196 W. Alvin Road, Salinas

Assessor's Parcel No.:     261-631-010

Grantor:                   Sollecito

Grantee:                   Fox Creek Partners

Rec. Doc. #:               Reel 3151 pg 1419

Sales Date:                September 24, 1994

Sales Price:               $9,350,000

No. of Units:              168

Condition/Quality:         Good/Good

Site Area:                 7.84 acres (21.43 du/ac)

Year Built:                1986

Value Indicators:          Price/Unit: $55,655        Price/Room: $15,688
                           GIM: 6.8                   Price/RSF: $66.31

Stabilized NOI Est.:       $850,850

OAR:                       9.1%

Occupancy:                 96.5%

Financing:                 New loan through Bank of America


Comments:                  Well-located in north Salinas near schools and
shopping. Fox Creek consists of 76, 1br/1ba units measuring 708 sf, 24, 2br/1ba units @ 875 sf, and, 68, 2br/1ba units @ 986 sf 36 units have wood burning fireplaces. Units include patios or balconies, refrigerators, microwaves, dishwashers, disposals, and laundry hook-ups. Amenities include a pool, tennis court, and recreation room. Financing terms were not available, although there was a first made by Bank of America at market rate and terms. Assuming normal downpayment and market interest rate at time of sale, cash-on-

                             APARTMENT SALE NUMBER 4

Project Name:              Shangra La Apartments

Location:                  2875 David Avenue, Pacific Grove

Assessor's Parcel No.:     007-643-023

Grantor:                   Brazos Partners, L.P

Grantee:                   Dr. & Mrs. Dean Y. Ishii, et. al

Rec. Doc. #:               #73854

Sales Date:                October 21, 1993

Sales Price:               $1,610,000

No. of Units:              46

Condition/Quality:         Average-Fair/Average

Site Area:                 1.49 acres (29 un/ac)

Year Built:                1968

Value Indicators:          Price/Unit: $37,441        Price/Room: $11,500
                           GIM: 5.5                   Price/RSF: $65.23

Stabilized NOI Est.:       $165,000

OAR:                       10.25%

Occupancy:                 4.6% (2 units vacant @ time of sale)

Financing:                 New First from Home Savings to (30%)cash down

Comments:                  Average quality and location, two-story walk-up. REO
sale, below market. Wood frame. Pool. 32, 1 bedroom units renting at $525 to $575 at time of sale; 11, 2 bedroom units renting at 625 to $675 at time of sale. Several offers made on property within quick two week marketing period.

cash is estimated at 9.87%. No rent control. Vacancy at time of sale was reported at 3.5 percent. One covered parking space plus open parking. Garden-design walk-up.

Source/Confirmation: various, including public records, inspection, etc.

                                [PHOTO OMITTED]

                                [PHOTO OMITTED]

                             APARTMENT SALE NUMBER 5


Project Name:              Hidden Creek Apartments

Location:                  200 Button Street, Santa Cruz

Assessor's Parcel No.:     008-202-026

Grantee:                   Hidden Creek

Rec. Doc. #:               #5547479

Sales Date:                July 24, 1994

Sales Price:               $7,400,000

No. of Units:              146

Condition/Quality:         Avg/Avg

Site Area:                 3.8 acres (37 du/ac)

Year Built:                1973

Value Indicators:          Price/Unit: $50,685        Price/Room: $16,818
                           GIM: 6.78                  Price/RSF: $77.81

Stabilized NOI Est.:       $710,400

OAR:                       9.6%

Occupancy:                 98% (est)

Financing:                 Not available

Comments:                  Nine two-story buildings, garden style, complex of
average quality. Located near Highway 1 in City of Santa Cruz. located in neighborhood of predominately small bungalow single family homes built from 1930 to 1970; a new zero-lot line SFR development is located directly across. There are 42 studio units with an average size of 550 square feet; 60, 1br/1ba units @ 650 sf, and, 44, 2br/1ba units of 750 sf. The rentable area is 95,100 square feet (avg unit = 651). There are no recreational amenities except for pool and common utility rooms. Landscaping is extensive in some areas. One-half of the units are subsidized housing units. At time of sale, "market" rents were $600 for studio, $750 for 1 bedrooms, and $850 for two bedrooms. The gross and net incomes are estimates based on reported actual income per MLS listing (#369018). According to assessor's office, some buildings had deferred maintenance, however, cost to repair are not known.

Source/Confirmation: various, including public records, assessor, MLS

                                [PHOTO OMITTED]

                             APARTMENT SALE NUMBER 6

Project Name:              North Bay Apartments

Location:                  41 Grandview Street, Santa Cruz

Assessor's Parcel No.:     002-051-65

Grantor:                   EQR Northbay Chicago Inc.

Grantee:                   Sequoia Equities

Rec. Doc. #:               #7770608

Sales Date:                December 1995

Sales Price:               $8,550,000

No. of Units:              115

Condition/Quality:         Good/Good

Site Area:                 5.17 (22.2 du/ac)

Year Built:                1989

Value Indicators:          Price/Unit: $74,348        Price/Room: $19,344
                           GIM: 6.11                  Price/RSF: $81.88

Stabilized NOI Est.:       $867,825

OAR:                       10.15%

Occupancy:                 100% (no vacancy at time of sale)

Financing:                 $2,425,000 down, $6,300,000 first (see below)

Comments:                  Good quality walk-up garden design built in 1989.
Newest complex built in west Santa Cruz area. Located off Highway 1 (Mission Street) in area of single family and apartments/condos. Above average to good location. Buyer paid $300,000 in repairs and $175,000 commission, thus actual price was somewhat higher than reported above. The property was never exposed to the open market. The higher than normal capitalization rate is reflective of this and the extra cost to the buyer of repairs and commission. There are 18, 1br/1ba units; 69, 2br/2ba units; and, 28, 2br/2.5 ba units. Market rents are about 3-5 % higher than actual. Amenities include a swimming pool and carport parking. No other recreational facilities, although the complex is within a short drive to beaches and three miles to Santa Cruz Beach & Boardwalk. Overall good tenant appeal.

Source/Confirmation: various, including public records, broker

09/30/96               LINCOLN RESIDENTIAL MGMT. SERVICES                 Page 1

4:10 pm                             Pine Grove                          ID 3.6.1

                                    All Units

=Unit Profile==   ==Scheduled vs Actual Rent===   ========================      =Moved==  ==Current Lease===  Security= =YNAD=
I.D. Type  SqFt   Amount   /SqFt  Amount  /SqFt   Current Lease                    In     Begin     End       Deposit    Stat
==== ====  ====   ======   =====  ======  =====   ========================      ========  ========  ========  ========= ======
 101 A.1    640   695.00   1.086  695.00  1.086   Williamson, Deborah           10/08/94  05/01/96  04/30/97  350.00    Y --
 102 A.1    640   695.00   1.086  695.00  1.086   House, Kirk                   01/19/96  08/01/96  07/31/97  600.00    Y --
 103 A.1    640   695.00   1.086  695.00  1.086   Hamilton, Ellen               07/23/94  06/01/96  05/31/97  350.00    Y --
 104 A.1    640   695.00   1.086  695.00  1.086   Wright, Marion                01/11/88  06/01/96  05/31/97  375.00    Y --
 105 A.1    640   695.00   1.086  646.00  1.009   De Laney, Rite                05/19/94  05/01/96  04/30/97  149.00    Y --
 106 A.1    640   695.00   1.086  675.00  1.055   Mc Aleese, Lucille            12/27/89  06/01/96  05/31/97  375.00    Y --
 107 A.1    640   695.00   1.086  695.00  1.086   Paterson, Thomas G            06/10/95  07/01/96  07/31/97  350.00    Y --
 108 A.1    640   695.00   1.086  675.00  1.055   Coles, Kim                    08/22/94  05/01/96  04/30/97  350.00    Y --
 109 A.1    640   695.00   1.086  685.00  1.070   L.Mirkarimi, Kay              07/22/95  01/30/96  01/29/97  600.00    Y --
 110 A.1    640   695.00   1.086  695.00  1.086   Sanghavi, Swadnesh            09/10/94  06/01/96  05/31/97  350.00    Y --
 111 A.1    640   695.00   1.086  646.00  1.009   Franck, Corenna L             05/16/95  06/01/96  05/31/97  150.00    Y --
 112 A.1    640   695.00   1.086  680.00  1.063   Marshall, Laurie N            03/08/93  05/01/96  04/30/97  375.00    Y --
 113 A.1    640   695.00   1.086  695.00  1.086   Kissinger, Florence           07/19/90  06/01/96  05/31/97  375.00    Y --
 114 A.1    640   695.00   1.086  646.00  1.009   Shoshana Rene 0               5/19/94   06/01/96  05/31/97  135.00    Y --
 115 A.1    640   695.00   1.086  695.00  1.086   Herrling, Martin              12/20/74  07/01/96  06/30/97   95.00    Y --
 116 A.1    640   695.00   1.086  695.00  1.086   Drakes, Peggy                 03/30/96  03/30/96  02/27/97  600.00    Y --
 117 A.1    640   695.00   1.086  695.00  1.086   Wilson, Scott                 11/27/95  09/01/96  08/31/97  635.00    Y --
 118 A.1    640   695.00   1.086  695.00  1.086   Carroll, Donna                06/21/96  06/21/96  06/30/97  600.00    Y --
 119 A.1    640   695.00   1.086  695.00  1.086   John, James                   02/01/89  05/01/96  04/30/97  375.00    Y --
 120 A.1    640   695.00   1.086  675.00  1.055   Zabriskie, William            12/12/92  05/01/96  04/30/97  375.00    Y --
 121 A.1    640   695.00   1.086  646.00  1.009   Smith, Lillian                06/01/78  06/01/96  05/31/97  185.00    Y --
 122 A.1    640   695.00   1.086  646.00  1.009   Lyon, Patricia                01/25/94  02/01/96  01/31/97  189.00    Y --
 123 A.1    640   695.00   1.086  700.00  1.094   McKinney, Jeanette            01/27/96  01/27/96  01/26/97  700.00    Y OL
 124 A.1    640   695.00   1.086  695.00  1.086   Jensen, Pierce                09/11/96  09/11/96  09/30/97  900.00    Y --
 125 B.1    800   795.00   0.994  795.00  0.994   David Meyer                   06/01/95  09/01/96  08/31/97  650.00    Y --
 126 B.1    800   795.00   0.994  780.00  0.975   Mc Garth, Jean                05/26/90  07/01/96  06/30/97  375.00    Y --
 127 B.1    800   795.00   0.994  780.00  0.975   Corah, Laurence               09/01/91  06/01/96  05/31/97  450.00    Y --
 128 B.1    800   795.00   0.994  795.00  0.994   Jackson, James F              08/24/95  09/01/96  08/31/97  600.00    Y --
 129 B.1    800   795.00   0.994  780.00  0.975   Scales, Mary                  03/01/94  06/01/96  05/31/97  450.00    Y --
 130 B.1    800   795.00   0.994  825.00  1.031   Modi, Varish                  08/27/93  01/13/96  07/12/96  450.00    Y --
 131 B.1    800   795.00   0.994  850.00  1.063   Preciado, Debra               07/16/96  07/16/96  08/15/97  600.00    Y --
 132 B.1    800   795.00   0.994  775.00  0.969   Parks, Kendall                11/04/95  11/04/95  11/30/96  600.00    Y --
 201 A.2    640   715.00   1.117  695.00  1.086   Doyle, Sheila                 10/06/89  07/01/96  06/30/97  375.00    Y --
 202 A.2    640   715.00   1.117  695.00  1.086   Vaughn, Fred E.               01/06/92  06/01/96  05/31/97  375.00    Y --
 203 A.2    640   715.00   1.117  695.00  1.086   Rogers, Esther G              01/19/93  07/01/96  06/30/97  375.00    Y --
 204 A.2    640   715.00   1.117  700.00  1.094   Dunagan, Kathleen             01/16/96  08/01/96  08/31/97  600.00    Y ---
 205 A.2    640   715.00   1.117  646.00  1.009   Walsh, Elaine                 12/07/79  01/01/96  12/31/96  190.00    Y --
 206 A.2    640   715.00   1.117  695.00  1.086   Fernandez, Maria              02/19/93  05/01/96  04/30/97  375.00    Y --
 207 A.2    640   715.00   1.117  715.00  1.117   Harris, Steve                 08/01/95  08/01/96  04/30/97  600.00    Y --
 208 A.2    640   715.00   1.117  660.00  1.031   Kodani, Kuniko                12/13/82  06/01/96  05/31/97  205.00    Y --
 209 A.2    640   715.00   1.117  715.00  1.117   Madden, Michael               05/11/96  05/11/96  05/10/97  600.00    Y --
 210 A.2    640   715.00   1.117  715.00  1.117   Payne, Kenneth                07/11/96  07/11/96  07/31/97  600.00    Y --
 211 A.2    640   715.00   1.117  715.00  1.117   Pierce, Stephen               08/14/96  08/14/96  08/31/97  600.00    Y --
 212 A.2    640   715.00   1.117  646.00  1.009   Vahdat, Farokh                03/01/94  03/01/96  02/28/97  150.00    Y --
 213 A.2    640   715.00   1.117  740.00  1.156   Brischke, Vern                11/15/95  11/15/95  08/14/96  600.00    Y --
 214 A.2    640   715.00   1.117  685.00  1.070   Haller, Lynne                 10/28/95  10/28/95  10/27/96  600.00    Y --
 215 A.2    640   715.00   1.117  715.00  1.117   Geer, Grace                   11/16/95  09/01/96  08/31/97  600.00    Y --
 216 A.2    640   715.00   1.117  695.00  1.086   Brinton, Avard                05/01/94  05/01/96  04/30/97  535.00    Y --
 217 A.2    640   715.00   1.117  710.00  1.109   Helm, Robert                  03/23/96  03/23/96  02/22/97  600.00    Y --

09/30/96               LINCOLN RESIDENTIAL MGMT. SERVICES                 Page 2

4:10 pm                             Pine Grove                          ID 3.6.1

                                    All Units

=Unit Profile==   ==Scheduled vs Actual Rent===   ========================      =Moved==  ==Current Lease===  Security= =YNAD=
I.D. Type  SqFt   Amount   /SqFt  Amount  /SqFt   Current Lease                    In     Begin     End       Deposit    Stat
==== ====  ====   ======   =====  ======  =====   ========================      ========  ========  ========  ========= ======
 218 A.2    640   715.00   1.117  710.00  1.109   Zulli, David                  03/14/96  03/14/96  09/13/96  900.00    Y --
 219 A.2    640   715.00   1.117  715.00  1.117   Gross, Rebecca                08/31/96  08/31/96  08/31/97  700.00    Y --
 220 A.2    640   715.00   1.117  715.00  1.117   Gimblin, Carolyn J            09/11/95  07/01/96  06/30/97  800.00    Y --
 221 A.2    640   715.00   1.117  685.00  1.070   Krauthamer, Lila A.           03/15/95  11/01/95  10/31/96  350.00    Y --
 222 A.2    640   715.00   1.117  646.00  1.009   Walter, Alberta               07/10/77  01/01/96  12/31/96  185.00    Y --
 223 A.2    640   715.00   1.117  646.00  1.009   Kali, Jala B                  01/09/95  01/01/96  12/31/96  191.00    Y --
 224 A.2    640   715.00   1.117  646.00  1.009   Montie, Alice                 05/05/92  05/01/96  04/30/97  150.00    Y --
 225 A.2    640   715.00   1.117  750.00  1.172   Barrett, Kathy                08/17/96  08/17/96  08/31/97  600.00    Y --
 226 A.2    640   715.00   1.117  750.00  1.172   Truesdale, Lisa               06/24/96  06/24/96  06/30/97  900.00    Y --
 227 B.2    800   825.00   1.031  795.00  0.994   Hormozi, Gamar                04/15/89  05/01/96  04/30/97  375.00    Y --
 228 B.2    800   825.00   1.031  780.00  0.975   Ruban, Dimitri                07/14/93  07/01/96  06/30/97  375.00    Y --
 229 B.2    800   825.00   1.031  825.00  1.031   Vandal, Steve & She           06/25/96  06/25/96  06/30/97  900.00    y --
 230 B.2    800   825.00   1.031  750.00  0.938   Pitts, Christina              05/11/94  05/01/96  04/30/97  135.00    Y --
 231 B.2    800   825.00   1.031  750.00  0.938   Grooms, Jan "E"               04/13/96  04/13/96  03/13/97  300.00    Y --
 232 B.2    800   825.00   1.031  795.00  0.994   Reese, Joyce                  06/21/96  06/21/96  06/30/97  600.00    Y --
 233 B.2    800   825.00   1.031  800.00  1.000   Hart, Joy                     05/01/94  05/01/96  04/30/97  450.00    Y --
 234 B.2    800   825.00   1.031  780.00  0.975   Sculley, Dorothy              11/01/91  07/01/96  06/30/97  450.00    Y --
 301 A.3    640   725.00   1.133  750.00  1.172   Kerps, Dieter                 09/27/95  09/27/95  03/26/96  600.00    Y --
 302 A.3    640   725.00   1.133  705.00  1.102   Riddell Coralyn J.            06/01/94  06/01/96  04/30/97  350.00    Y --
 303 A.3    640   725.00   1.133  740.00  1.156   Bueno, Adalberto              09/10/94  11/01/95  04/30/96  350.00    Y --
 304 A.3    640   725.00   1.133  750.00  1.172   Hanson, Scott F.              07/01/94  05/01/95  10/31/95  350.00    Y --
 305 A.3    640   725.00   1.133  750.00  1.172   Lynch, Ray And Bee            07/11/96  07/11/96  08/10/97  600.00    Y --
 306 A.3    640   725.00   1.133  695.00  1.086   Felton, Merlyn                10/10/93  07/01/96  06/30/97  375.00    Y --
 307 A.3    640   725.00   1.133  740.00  1.156   Bunch, Maureen                06/01/94  08/01/96  07/31/97  350.00    Y --
 308 A.3    640   725.00   1.133  750.00  1.172   Alexander, Larry &            08/21/96  08/21/96  08/31/97  600.00    Y --
 309 A.3    640   725.00   1.133  725.00  1.133   Amaral, Mark                  09/01/94  03/28/96  02/28/97  350.00    Y --
 310 A.3    640   725.00   1.133  735.00  1.148   Hearn, Bernice                01/22/96  08/01/96  07/31/97  600.00    Y --
 311 A.3    640   725.00   1.133  725.00  1.133   Olvera, Jack                  07/13/96  07/13/96  07/31/97  600.00    Y --
 312 A.3    640   725.00   1.133  750.00  1.172   Arredondo, Aaron L.           08/01/94  12/01/95  08/31/96  450.00    Y OL
 313 A.3    640   725.00   1.133  715.00  1.117   Fischer, John W.              11/01/89  06/01/96  05/31/97  375.00    Y --
 314 A.3    640   725.00   1.133  750.00  1.172   Houx, Dave                    07/27/96  07/27/96  07/30/97  600.00    Y --
 315 A.3    640   725.00   1.133  750.00  1.172   Williams, Ben                 08/16/96  08/16/96  08/31/97  600.00    Y --
 316 A.3    640   725.00   1.133  695.00  1.086   Raney-Renk, Joshuah           11/01/95  11/01/95  10/31/96  800.00    Y --
 317 A.3    640   725.00   1.133  725.00  1.133   Shahidi, MaryAnn              04/25/95  08/01/96  07/31/97  350.00    Y --
 318 A.3    640   725.00   1.133  695.00  1.086   Smith, Janice                 09/01/78  08/01/96  07/31/97  220.00    Y --
 319 A.3    640   725.00   1.133  750.00  1.172   Bell, Peter & Karen           05/15/96  05/15/96  05/14/97  800.00    Y --
 320 A.3    640   725.00   1.133  680.00  1.063   Johnson, Jeanne               06/22/83  06/01/96  05/31/97  235.00    Y --
 321 A.3    640   725.00   1.133  646.00  1.009   Preddy, Betty                 04/29/94  05/01/96  04/30/97  205.00    Y --
 322 A.3    640   725.00   1.133  750.00  1.172   Chelsea, David                06/19/96  06/19/96  06/30/97  600.00    Y --
 323 A.3    640   725.00   1.133  750.00  1.172   Pieken, Rebecca               05/01/96  05/01/96  04/30/97  900.00    Y --
 324 A.3    640   725.00   1.133  750.00  1.172   Goodwin, Barbara              11/08/94  12/01/94  05/31/95  350.00    Y --
 325 A.3    640   725.00   1.133  725.00  1.133   Berniger-Wick, Alic           09/27/88  05/01/96  04/30/97  375.00    Y --
 326 A.3    640   725.00   1.133  715.00  1.117   Neustadt, Judith F.           05/09/92  06/01/96  05/31/97  375.00    Y --
 327 B.3    800   850.00   1.063  800.00  1.000   Wylie, Coral                  05/11/87  05/01/96  04/30/97  410.00    Y --
 328 B.3    800   850.00   1.063  850.00  1.063   Meyers, Kathryn R             09/15/95  06/01/96  04/30/97  600.00    Y --
 329 B.3    800   850.00   1.063  815.00  1.019   Koster, Scott                 08/16/94  09/01/96  05/31/97  600.00    Y --
 330 B.3    800   850.00   1.063  800.00  1.000   Seigrist, Jeanne              04/01/94  05/01/96  04/30/97  450.00    Y --
 331 B.3    800   850.00   1.063  850.00  1.063   Waggoner, Nora                12/24/95  12/24/95  09/23/96  600.00    Y --
 332 B.3    800   850.00   1.063  800.00  1.000   Rudolph, Don                  04/26/91  05/01/95  04/30/97  450.00    Y --

09/30/96               LINCOLN RESIDENTIAL MGMT. SERVICES                 Page 3

4:10 pm                             Pine Grove                          ID 3.6.1

                                    All Units

=Unit Profile==   ==Scheduled vs Actual Rent===   ========================      =Moved==  ==Current Lease===  Security= =YNAD=
I.D. Type  SqFt   Amount   /SqFt  Amount  /SqFt   Current Lease                    In     Begin     End       Deposit    Stat
==== ====  ====   ======   =====  ======  =====   ========================      ========  ========  ========  ========= ======
 333 B.3     800    850.00   1.063    850.00  1.063  Selman, Nicola              11/20/92  11/01/95  07/31/96   450.00   Y --
 334 B.3     800    850.00   1.063    785.00  0.981  Carlsen, Charles            03/09/89  05/01/96  04/30/97   375.00   Y --
==== ====  =====  ========   =====  ========  =====  ========================    ========  ========  ========  ========  ====

TOTAL: 100 67840  73880.00   1.089  72571.00  1.070  67840 SF Occupied
==== ====  =====  ========   =====  ========  =====  ========================    ========  ========  ========  ========  ====

09/30/96               LINCOLN RESIDENTIAL MGMT. SERVICES                 Page 4

4:29 pm                             Pine Grove                          ID 3.6.1

                                    All Units


PHYSICAL OCCUPANCY:   Occupied   Pct   Vacant   Pct    Total    OCCUPANCY PERCENT:  Excl. Off-Line  Incl. Off-Line
===================   ========   ===   ======   ===    =====    ==================  ==============  ==============
    Square Footage:     67,840  100.0%      0   0.0%  67,840   Incl. Vac. Leased.:       100.0%           100.0%
       Unit Count.:        100  100.0%      0   0.0%     100   Excl. Vac. Leased.:       100.0%           100.0%


      EXPOSURE TO VACANCY:   Number   Pct   MOVES/TRANSFERS:     MAKE-READY STATUS.:   Number    Pct
==========================   ======   ===   ================     ===================   ======    ===
  Currently Vacant Units.:        0   0.0%     Oct In.:    0    Total Vacant Units.:        0   100.0%
      Less Vacant Leased.:        0   0.0%    Oct Out.:    0     Ready To Rent (Y).:        0     0.0%
Less Occupied Pre-Leased.:       -2   2.0%                     Need Make-Ready (N).:        0     0.0%
 Plus Occupied On Notice.:        2   2.0%                       Off-Line Down (D).:        0     0.0%
    Occupied But Skipped.:        0   0.0%                      Off-Line Admin (A).:        0     0.0%
                             ------   ---
 Net Exposure To Vacancy.:        0   0.0%


===============================================================================================
   RENTAL RATES:      Occupied   /SqFt   Pct   Vacant   /SqFt   Pct      Total    /SqFt   Pct
================     =========   =====  =====  ======   =====   ===    =========  =====  ======
Scheduled Rent.:     73,880.00   1.089  100.0%   0.00   0.000   0.0%   73,880.00  1.089  100.0%
 Actual Status.:     72,571.00   1.070   98.2%   0.00   0.000   0.0%   72,571.00  1.070   98.2%
 Loss To Lease.:      1,309.00   1.019    1.8%


STATUS OF UNIT TYPES, SUBTOTALED BY FIRST 8 CHARACTERS OF UNIT TYPE:

====================================================================================================================================
Unit  Total     #        %     Avg.  Occup.   Total     Sch. $    Avg. $  Act. $   Rent   Sched.    Loss to  Made  Not  OffLn  OffLn
Type  Units    Occ.     Occ.   SqFt   SqFt     SqFt      /Unit    /SqFt   /Unit   /SqFt    Rent      Lease   Rdy.  Rdy.  Adm.  Down
====  =====    ===      ====   ====  =====    =====     ======    =====   ======  =====  ========   =======  ====  ==== =====  =====
A.1     24      24      100%    640  15360    15360     695.00    1.086   681.46  1.065  16680.00    325.00    0    0     0      0
A.2     26      26      100%    640  16640    16640     715.00    1.117   696.15  1.089  18590.00    490.00    0    0     0      0
A.3     26      26      100%    640  16640    16640     725.00    1.133   727.35  1.136  18850.00    -61.00    0    0     0      0
B.1      8       8      100%    800   6400     6400     795.00    0.994   797.50  0.997   6360.00    -20.00    0    0     0      0
B.2      8       8      100%    800   6400     6400     825.00    1.031   784.38  0.980   6600.00    325.00    0    0     0      0
B.3      8       8      100%    800   6400     6400     850.00    1.063   818.75  1.023   6800.00    250.00    0    0     0      0
====  =====    ===      ====   ====  =====    =====     ======    =====   ======  =====  ========   =======  ====  ==== =====  =====
6      100     100      100%    678  67840    67840     738.80    1.089   725.71  1.070  73880.00   1309.00    0    0     0      0
====================================================================================================================================

                                INCOME STATEMENT

                    FOR THE 12 MOS. ENDING DECEMBER 31, 1995

                                           MONTH          MONTH       CURRENT        PRIOR       DOLLAR
DESCRIPTION                                ACTUAL       PRIOR YEAR  YEAR TO DATE  YEAR TO DATE  VARIANCE
===========                                ======      ==========  ============  ============  ========
  GROSS POTENTIAL INCOME                                 66,778.00   200,115.09    802,660.62 (602,545.53)
  RENTAL INCOME VARIANCE                                 (1,693.95)   (4,013.91)   (59,106.38)  55,092.47
                                          ---------      ---------   ----------    ----------   ---------
   NET CURRENT RENT                       73,034.70      65,079.57   783,817.09    743,549.76   40,267.33

OTHER RENTAL INCOME
  SECURITY DEPOSITS                        2,963.00         350.00    18,075.00     16,888.00    1,187.00
  FORFEITED SECURITY DEPOSITS                131.00                      941.85                    941.85
  LAUNDRY INCOME                             555.60                    7,175.20      7,876.50     (701.30)
  CHARGES TO TENANTS                         105.00          50.00     1,486.73      2,965.00   (1,478.27)
  MISCELLANEOUS                                             116.84       734.51        151.84      582.67
  DAMAGE                                                                               101.45     (101.45)
  LATE CHARGES                                75.00                    1,055.00        180.00      875.00
  NSF FEES                                    20.00           6.00        76.00         68.00        8.00
  CREDIT CHECK                               125.00          20.00     1,078.25        480.00      598.25
                                          =========      =========   ==========    ==========   =========
   TOTAL OTHER RENT INCOME                 3,974.60         542.84    30,622.54     28,710.79    1,911.75
     TOTAL RENTAL INCOME                  77,009.30      65,622.41   814,439.63    772,260.55   42,179.08
                                          =========      =========   ==========    ==========   =========
  OTHER INCOME
  REFUNDED DEPOSITS                       (1,150.00)       (944.69)  (11,296.00)   (15,839.00)   4,543.00
  INTEREST INCOME                            103.51                      413.44                    413.44
  OTHER INCOME                                                         3,600.00                  3,600.00
                                          =========      =========   ==========    ==========   =========
   TOTAL OTHER INCOME                     (1,046.49)       (944.69)   (7,282.56)   (15,839.00)   8,556.44
     TOTAL INCOME                         75,962.81      64,677.72   807,157.07    756,421.55   50,735.52
                                          =========      =========   ==========    ==========   =========

TOTAL CONTROLLABLE EXPENSES
PAYROLL EXPENSES
  BONUS                                      459.09       2,000.00     2,699.09      2,000.00      699.09
  REPAIRS/MAINT. PAYROLL                   3,461.12       1,935.38    22,589.54     20,425.33    2,164.21
  MANAGERS SALARIES                        2,756.85       3,000.00    21,008.29     17,075.04    3,933.25
  OFFICE SALARIES                            521.79                    1,777.34        660.00    1,117.34
  DECORATING PAYROLL                                         63.50                   1,118.77   (1,118.77)
  STATE COMP. INS.=PAYROLL                   426.11         674.24     3,374.65      4,106.02     (731.37)
  PAYROLL=HOSPITAL INS.                      822.20         306.90     5,623.22        600.30    5,022.92
  FICA = PAYROLL TAX                         439.22         387.40     3,307.37      3,157.90      149.47
  FUTA = PAYROLL TAX                          46.23                      348.54        154.31      194.23
  SDI TAX=PAYROLL=UNEMPLOY                    57.79                      912.78      1,022.22     (109.44)
                                          =========      =========   ==========    ==========   =========
     PAYROLL EXPENSES                      8,990.40       8,367.42    61,640.82     50,319.89   11,320.93

ADMINISTRATIVE EXPENSES

                                INCOME STATEMENT
                    FOR THE 12 MOS. ENDING DECEMBER 31, 1995

                                           MONTH          MONTH       CURRENT        PRIOR       DOLLAR
DESCRIPTION                                ACTUAL       PRIOR YEAR  YEAR TO DATE  YEAR TO DATE  VARIANCE
===========                                ======       ==========  ============  ============  ========
  PROMOTIONS                                                             623.85                    623.85
  ADVERTISING                                706.82         382.76     8,223.27      3,395.61    4,827.66
  SIGNS, FLAGS, BANNERS                                                   42.60                     42.60
  OFFICE SUPPLIES                            762.29          63.97     2,412.06        261.20    2,150.86
  FURNITURE RENTAL                           315.94                      358.54                    358.54
  LEGAL EXPENSES                             373.75         955.50       742.52      1,056.20     (313.68)
  MISCELLANEOUS                              125.60                      466.19        339.94      126.25
  CREDIT CHECK EXPENSE                        60.80                      433.05        215.40      217.65
  BANK CHARGES                                 4.00                       22.00                     22.00
  PETTY CASH REIMB.                                         355.55       372.91      1,929.75   (1,556.84)
  POSTAGE                                    133.63                      517.98                    517.98
  DUES & SUBCRIPTIONS                                                    341.19                    341.19
  LINCOLN FEE                              2,378.33                   20,594.93                 20,594.93
  NSF CHECK                                                (767.74)                     19.26      (19.26)
  EMPLOYEE TRAINING                                                      745.74                    745.74
  OUSTIDE STATIONARY MISC                    303.29                    2,107.10                  2,107.10
                                          =========      =========   ==========    ==========   =========
    ADMINISTRATIVE EXPENSE                 5,164.45         990.04    38,003.93      7,217.36   30,786.57

CONTRACT SERVICES
  SEC SUP/EXP=FIRE PROTECT                   276.04                      944.58        439.30      505.28
  EXTERMINATING CONTRACT                     220.00                    2,881.24                  2,881.24
  CABLE T.V.                                 825.71       1,545.62     8,503.81      9,337.53     (833.72)
  GARDENING CONTRACT                         695.00       1,318.00     7,195.00      7,843.00     (648.00)
  ELVATOR MAINT./CONT.                                      156.89     2,142.50      1,882.68      259.82
                                          =========      =========   ==========    ==========   =========
    CONTRACT SERVICES                      2,016.75       3,020.51    21,667.13     19,502.51    2,164.62

UTILITY SERVICES
  TELEPHONE EXPENSE                          282.87          80.45     2,542.87      1,129.23    1,413.64
  TRASH REMOVAL                            1,017.65         681.10     8,847.85      7,298.90    1,548.95
  PGE = HOUSE                              1,086.63       2,647.36    19,550.46     27,277.20   (7,726.74)
  GAS = HOUSE                              2,074.66                   12,521.36                 12,521.36
  PGE APARTMENT METERS                         0.12         156.10       915.90        680.35      235.55
  WATER                                    2,951.30          21.91    20,362.60     15,760.79    4,601.81
  SEWER CHARGES                            4,863.90       2,790.00    16,953.90     16,740.00      213.90
                                          =========      =========   ==========    ==========   =========
    UTILITY SERVICES                      12,277.13       6,376.92    81,694.94     68,886.47   12,808.47

MAINTENANCE EXPENSES
  CARPET REPAIRS/MAINT.                      120.00         290.00     1,482.50      1,796.67     (314.17)
  CARPET REPLACEMENT                        (592.99)        534.24    24,402.59      6,906.71   17,495.88
  GROUNDS SUPPLY/REPLACEMENT                                           1,529.98        262.71    1,267.27
  POOL SUPPLY/REPLACEMENT                     48.16         533.89     8,942.87      1,885.03    7,057.84
  DECORATING SUPPLIES                        133.34         174.00     6,344.23      1,874.24    4,469.99
  CLEANING SUPPLIES/SERV.                    145.00         160.00     2,899.86      3,367.50     (467.64)
  EXTERMINATING SUPPLIES                                    220.00        75.00        742.00     (667.00)

                                INCOME STATEMENT
                    FOR THE 12 MOS. ENDING DECEMBER 31, 1995

                                           MONTH          MONTH       CURRENT        PRIOR       DOLLAR
DESCRIPTION                                ACTUAL       PRIOR YEAR  YEAR TO DATE  YEAR TO DATE  VARIANCE
===========                                ======       ==========  ============  ============  ========
  BLDG MAINT SUPPLIES                       (407.54)     (2,089.58)   16,589.55     17,759.39   (1,169.84)
  PLUMBING MAINTENANCE                       519.10                    4,760.79         53.33    4,707.46
  APPLIANCE REPLACEMENT                      803.84                    7,563.51        899.38    6,664.13
  BLDG MAINT SVC/CONTRACT                    457.77     (30,030.96)    4,345.83      1,762.79    2,583.04
  ELECTRIC MAINTENANCE                        86.64                      875.20        664.50      210.70
  MISC. MAINT. EXPENSES                                                  112.11                    112.11
                                         ==========     ==========   ==========    ==========   =========
    MAINTENANCE EXPENSES                   1,313.32     (30,208.41)   79,924.02     37,974.25   41,949.77
   CONTROLLABLE EXPENSES                  29,762.05     (11,453.52)  282,930.84    183,900.48   99,030.36
                                         ==========     ==========   ==========    ==========   =========
TOTAL UNCONTROLLABLE EXPENSES
 FIXED EXPENSES
  PROPERTY INSURANCE                       2,193.07      31,925.55     4,386.14     31,925.55  (27,539.41)
  PROPERTY TAXES                                          9,585.57     9,780.87     19,171.14   (9,390.27)
  LICENSES & PERMITS                                                   1,256.03      1,278.00      (21.97)
                                         ==========     ==========   ==========    ==========   =========
    FIXED EXPENSES                         2,193.07      41,511.12    15,423.04     52,374.69  (36,951.65)
   NET OPERATING INCOME (NOI)             44,007.69      34,620.12   508,803.19    520,146.38  (11,343.19)
                                         ==========     ==========   ==========    ==========   =========
DEBT SERVICE
  INTEREST ON 1ST MORTGAGE                35,014.37      29,948.33   287,317.11    359,379.96  (72,062.85)
  PRINCIPAL ON 1ST MORTG.                (70,127.44)
                                         ==========     ==========   ==========    ==========   =========
    DEBT SERVICE                         (35,113.07)     29,948.33   287,317.11    359,379.96  (72,062.85)
   OPERATING CASH FLOW                    79,120.76       4,671.79   221,486.08    160,766.42   60,719.66
                                         ==========     ==========   ==========    ==========   =========
NON OPERATING EXPENSES
  DEPRECIATION EXPENSE                   131,112.00     130,896.00   131,112.00    130,896.00      216.00
  DEFERRED INT. AMORTIZ.                   4,083.38                    4,083.38                  4,083.38
  REFURBISHMENT & DEFERRALS               17,277.62      72,630.99   151,260.40     72,630.99   78,629.41
                                         ==========     ==========   ==========    ==========   =========
    NON OPERATING EXPENSES               152,473.00     203,526.99   286,455.78    203,526.99   82,928.79
     PROFIT/LOSS                         (73,352.24)   (198,855.20)  (64,969.70)   (42,760.57) (22,209.13)
                                         ==========     ==========   ==========    ==========   =========

                                   PINE GROVE
                                INCOME STATEMENT
                      FOR THE 8 MOS. ENDING AUGUST 31, 1996

                                           MONTH          MONTH       CURRENT        PRIOR       DOLLAR
DESCRIPTION                                ACTUAL       PRIOR YEAR  YEAR TO DATE  YEAR TO DATE  VARIANCE
===========                                ======       ==========  ============  ============  ========
  GROSS POTENTIAL INCOME                                                           200,115.09 (200,115.09)
  RENTAL INCOME VARIANCE                                                            (4,013.91)   4,013.91
                                          =========      =========   ==========    ==========   =========
    NET CURRENT RENT                      70,198.94      66,209.76   541,547.57    517,884.50   23,663.07

OTHER RENTAL INCOME
  SECURITY DEPOSITS                        3,450.00       3,000.00    17,250.00      8,162.00    9,088.00
  FORFEITED SECURITY DEPOSITS                536.84                    1,772.00        110.85    1,661.15
  LAUNDRY INCOME                             613.05         641.25     5,494.80      4,511.20      983.60
  CHARGES TO TENANTS                         495.00          50.00     1,230.00      1,115.00      115.00
  MISCELLANEOUS                                                                        734.51     (734.51)
  DAMAGE                                                                  54.73                     54.73
  LATE CHARGES                                30.00         165.00       360.00        740.00     (380.00)
  NSF FEES                                                   10.00       160.00         46.00      114.00
  CREDIT CHECK                                              175.00       300.00        553.25     (253.25)
  TRANSFER CHARGE                                                         54.28                     54.28
                                          =========      =========   ==========    ==========   =========
    TOTAL OTHER RENT INCOME                5,124.89       4,041.25    26,675.81     15,972.81   10,703.00

      TOTAL RENTAL INCOME                 75,323.83      70,251.01   568,223.38    533,857.31   34,366.07
                                          =========      =========   ==========    ==========   =========
OTHER INCOME
  REFUNDED DEPOSITS                       (3,850.00)       (900.00)  (12,094.00)    (6,650.00)  (5,444.00)
  INTEREST INCOME                             66.17          36.67       581.06        189.71      391.35
  OTHER INCOME                                                                       3,600.00   (3,600.00)
                                          =========      =========   ==========    ==========   =========
    TOTAL OTHER INCOME                    (3,783.83)       (863.33)  (11,512.94)    (2,860.29)  (8,652.65)

      TOTAL INCOME                        71,540.00      69,387.68   556,710.44    530,997.02   25,713.42
                                          =========      =========   ==========    ==========   =========
TOTAL CONTROLLABLE EXPENSES
 PAYROLL EXPENSES
  BONUS                                      840.00         245.00     2,673.73      2,205.00      468.73
  REPAIRS/MAINT. PAYROLL                   2,146.52       1,467.42    16,629.85     11,618.11    5,011.74
  MANAGERS SALARIES                        1,812.28                   15,483.11     16,298.13     (815.02)
  OFFICE SALARIES                             90.00          79.47     3,139.14        503.52    2,635.62
  STATE COMP. INS.=PAYROLL                   295.87         126.89     2,293.48      2,270.90       22.58
  PAYROLL=HOSPITAL INS.                      550.62         253.77     4,268.41      3,445.70      822.71
  FICA = PAYROLL TAX                         312.30         133.93     2,420.90      2,152.85      268.05
  FUTA = PAYROLL TAX                          32.87          14.10       254.84        227.01       27.83
  SDI TAX=PAYROLL=UNEMPLOY                    41.09          17.62       318.55        760.87     (442.32)
                                          =========      =========   ==========    ==========   =========
    PAYROLL EXPENSES                       6,121.55       2,338.20    47,482.01     39,482.09    7,999.92

ADMINISTRATIVE EXPENSES

                                   PINE GROVE
                                INCOME STATEMENT
                      FOR THE 8 MOS. ENDING AUGUST 31, 1996

                                            MONTH          MONTH       CURRENT        PRIOR       DOLLAR
DESCRIPTION                                 ACTUAL       PRIOR YEAR  YEAR TO DATE  YEAR TO DATE  VARIANCE
===========                                 ======       ==========  ============  ============  ========
  PROMOTIONS                                                517.37        71.70        623.85     (552.15)
  ADVERTISING                                954.95         596.50     5,474.59      3,190.52    2,284.07
  BROCHURES                                                               38.50                     38.50
  OFFICE SUPPLIES                            231.68         323.95     3,200.36        982.11    2,218.25
  FURNITURE RENTAL                           112.97                      988.96                    988.96
  COMPUTER EXPENSES                                        (212.95)
  LEGAL EXPENSES                                                         653.57        368.77      284.80
  MISCELLANEOUS                               67.20         426.50     1,122.84        991.32      131.52
  CREDIT CHECK EXPENSE                       132.80          51.00       343.00        182.00      161.00
  BANK CHARGES                                              (32.00)       79.00                     79.00
  PETTY CASH REIMB.                                                                    372.91     (372.91)
  POSTAGE                                     67.65          37.19       567.62        221.50      346.12
  DUES & SUBCRIPTIONS                                                    (17.27)       484.24     (501.51)
  LINCOLN FEE                              2,501.00       2,344.92    19,212.54     11,359.23    7,853.31
  EMPLOYEE TRAINING                                                      200.00        245.74      (45.74)
  OUSTIDE STATIONARY MISC                                    57.73       234.04      1,677.17   (1,443.13)
                                          =========      =========   ==========    ==========   =========
      ADMINISTRATIVE EXPENSE               4,068.25       4,110.21    32,169.45     20,699.36   11,470.09

CONTRACT SERVICES
  SEC SUP/EXP=FIRE PROTECT                  (110.42)                     329.98        392.50      (62.52)
  EXTERMINATING CONTRACT                     223.74                    1,543.74      1,561.24      (17.50)
  CABLE T.V.                                 772.67         772.81     6,182.56      5,409.67      772.89
  GARDENING CONTRACT                         896.14         650.00     6,901.72      4,550.00    2,351.72
  ELVATOR MAINT./CONT.                       286.32                    1,830.81        313.78    1,517.03
                                          =========      =========   ==========    ==========   =========
      CONTRACT SERVICES                    2,068.45       1,422.81    16,788.81     12,227.19    4,561.62

UTILITY SERVICES
  TELEPHONE EXPENSE                          181.62          36.32     1,568.80        635.51      933.29
  TRASH REMOVAL                            1,127.75         709.45     8,945.55      5,732.50    3,213.05
  PGE = HOUSE                              1,578.50                    7,841.99     14,534.16   (6,692.17)
  GAS = HOUSE                              2,968.95         107.87    12,324.53      2,908.01    9,416.52
  PGE APARTMENT METERS                        98.97          (6.02)    1,698.36        564.05    1,134.31
  WATER                                    3,754.00                   11,341.78      8,530.46    2,811.32
  SEWER CHARGES                            2,790.00                   10,980.79      8,370.00    2,610.79
                                          =========      =========   ==========    ==========   =========
      UTILITY SERVICES                    12,499.79         847.62    54,701.80     41,274.69   13,427.11

MAINTENANCE EXPENSES
  CARPET REPAIRS/MAINT.                      375.00        (189.90)    1,610.00        652.50      957.50
  CARPET REPLACEMENT                       1,920.41       6,232.98    15,960.32     15,122.57      837.75
  GROUNDS SUPPLY/REPLACEMENT                                              16.09      1,529.98   (1,513.89)
  POOL SUPPLY/REPLACEMENT                    330.91                    3,594.73      1,980.14    1,614.59
  DECORATING SUPPLIES                        229.41         419.72     4,683.57      2,906.99    1,776.58
  CLEANING SUPPLIES/SERV.                  1,024.92         475.00     2,960.53      1,662.16    1,298.37
  EXTERMINATING SUPPLIES                                                                75.00      (75.00)

                                   PINE GROVE
                                INCOME STATEMENT
                      FOR THE 8 MOS. ENDING AUGUST 31, 1996

                                           MONTH          MONTH       CURRENT        PRIOR       DOLLAR
DESCRIPTION                                ACTUAL       PRIOR YEAR  YEAR TO DATE  YEAR TO DATE  VARIANCE
===========                                ======       ==========  ============  ============  ========
  BLDG MAINT SUPPLIES                      1,661.27      (1,656.86)    7,194.55     12,423.95   (5,229.40)
  PLUMBING MAINTENANCE                       457.38         397.09     7,944.72      2,712.21    5,232.51
  APPLIANCE REPLACEMENT                      445.06                    7,804.40      6,157.11    1,647.29
  BLDG MAINT SVC/CONTRACT                                  (226.94)      733.75      3,007.77   (2,274.02)
  ELECTRIC MAINTENANCE                         1.50                      433.43      1,809.36   (1,375.93)
  MISC. MAINT. EXPENSES                                                                112.11     (112.11)
                                          ---------      ---------   ----------    ----------   ---------
  MAINTENANCE EXPENSES                     6,445.86       5,451.09    52,936.09     50,151.85    2,784.24

  CONTROLLABLE EXPENSES                   31,203.90      14,169.93   204,078.16    163,835.18   40,242.98
                                          ---------      ---------   ----------    ----------   ---------
TOTAL UNCONTROLLABLE EXPENSES
FIXED EXPENSES
  PROPERTY INSURANCE                                                    (172.65)                  (172.65)
  PROPERTY TAXES                                                       9,780.87                  9,780.87
  LICENSES & PERMITS                                                     830.00      1,256.03     (426.03)
                                          ---------      ---------   ----------    ----------   ---------
  FIXED EXPENSES                                                      10,438.22      1,256.03    9,182.19

  NET OPERATING INCOME (NOI)              40,336.10      55,217.75   342,194.06    365,905.81  (23,711.75)
                                          =========      =========   ==========    ==========   =========
  DEBT SERVICE
  INTEREST ON 1ST MORTGAGE                21,070.21      22,780.12   171,975.63    194,700.09  (22,724.46)
  PRINCIPAL ON 1ST MORTG.                 11,667.00      11,667.00    93,336.00     23,334.00   70,002.00
                                          ---------      ---------   ----------    ----------   ---------
      DEBT SERVICE                        32,737.21      34,447.12   265,311.63    218,034.09   47,277.54
      OPERATING CASE FLOW                  7,598.89      20,770.63    76,882.43    147,871.72  (70,989.29)
                                          =========      =========   ==========    ==========   =========
  NON OPERATING EXPENSES
  REFURBISHMENT & DEFERRALS                  225.00      48,225.27    60,873.98     71,601.66  (10,727.68)
                                          ---------      ---------   ----------    ----------   ---------
  NON OPERATING EXPENSES                     225.00      48,225.27    60,873.98     71,601.66  (10,727.68)

  PROFIT/LOSS                              7,373.89     (27,454.64)   16,008.45     76,270.06  (60,261.61)
                                          =========      =========   ==========    ==========   =========

                             PINE GROVE FLOOR PLAN

                               [GRAPHIC OMITTED]

                             PINE GROVE FLOOR PLAN

                               [GRAPHIC OMITTED]

--------------------------------------------------------------------------------
                     QUALIFICATIONS OF ROBERT SAIA, MAI, SRA
                        Calif. OREA Certificate #AG003191
--------------------------------------------------------------------------------

EXPERIENCE

Independent real estate appraiser since 1981.

EDUCATION

Associate Arts Degree from West Valley College. Major in Real Estate.

Bachelor of Arts Degree in Economics from San Jose State University. Graduated with distinction.

Graduate Studies in the Master of Business Administration Program at Golden Gate University, San Francisco.

Advanced courses in appraisal taken at California State University, Hayward, University of San Francisco and San Jose State University, through the Appraisal Institute.

MEMBERSHIPS

Former Member of the Society of Real Estate Appraiser
(SRPA designation)
Current Member of the Appraisal Institute, MAI #8841
Current Member of Admissions Committee Appraisal Institute
Board of Directors, South Bay Chapter Appraisal Institute 1993-95. National admissions board member.

STATE CERTIFICATES AND LICENSES

State of California "Certified-General" Appraiser Certificate No. AG003191 State of California Real Estate License (non-active)
State of Nevada "Certified-General" Appraiser Certificate No. 00621

APPRAISAL ASSIGNMENTS

Some of the types of properties appraised in the past are outlined below:

Commercial: Retail stores, office buildings, service stations, vacant land,

Residential: Single family, multi-family, townhouse/condominium, vacant land, subdivision, apartments and mobile home parks.

Industrial: Vacant land, warehouses, research and development facilities, industrial condominiums and manufacturing facilities, mini-storage warehouses, food processing facilities, truck terminals.

Special Use: Airport, carwash, landfill, right-of-way, easement valuation, commercial nursery, and golf courses.

Lodging Facilities: Motels, hotels, inns, SRO, Recreational vehicle parks

CLIENTS

A brief partial list of past clients with whom Mr. Saia has worked with includes:

American Savings Bank
County of Santa Clara
Comerica Bank
Bank of America NT&SA
First National Bank of Central California
Bank of Salinas
Home Savings of America
Metropolitan Securities & Trust
City of Monterey
City of San Jose
City of Palo Alto
Imperial Thrift & Mortgage
NationsBank
Pacific Western Bank
Bay View Federal Bank
Wells Fargo Bank
Phoenix Home Life